UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Plug Power Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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IMPORTANT VOTING INFORMATION

STOCKHOLDERS MAY REQUEST ELECTRONIC DELIVERY OF PROXY DOCUMENTS.

The Company has made our Annual Meeting materials available to Stockholders on the Internet via www.proxyvote.com or via sendmaterial@proxyvote.com.  Upon request, printed versions or e-mail versions of these materials will be made available to Stockholders through www.proxyvote.com, by telephoning 1-800-579-1639 or by emailing sendmaterial@proxyvote.com.  Further instructions to shareholders can be found on the notice.

INFORMATION REGARDING ADMISSION TO THE 2012 ANNUAL MEETING

In accordance with our security procedures, all stockholders attending the 2012 Annual Meeting of Stockholders must present valid picture identification upon entry.

PLUG POWER INC.

968 Albany Shaker Road

Latham, NY 12110

April 5, 2012

Dear Stockholder:

You are cordially invited to attend the 2012 Annual Meeting of Stockholders (the “Annual Meeting”) of Plug Power Inc., a Delaware corporation (the “Company”), to be held on Wednesday, May 16, 2012, at 10:00 a.m., Eastern Time, at the offices of Goodwin Procter LLP, The New York Times Building, 620 Eighth Avenue, New York, NY 10018.

The Annual Meeting has been called for the purpose of (i) the election of three Class I Directors, each for a three-year term; (ii) the ratification of KPMG LLP as the Company’s independent auditors for 2012; (iii) approval of an Amendment to the Company’s 2011 Stock Option and Incentive Plan; (iv) such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

The Board of Directors has fixed the close of business on March 29, 2012, as the record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof.

The Board of Directors of the Company recommends that you vote:

1.	“FOR” the election of the three nominees as Class I Directors of the Company as described in the accompanying proxy statement;
2.	“FOR” the approval of an Amendment to the Company’s 2011 Stock Option and Incentive Plan as described in the accompanying proxy statement; and
3.	“FOR” the ratification of KPMG LLP as the Company’s independent auditors for 2012.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE CAREFULLY REVIEW THE PROXY MATERIALS AND THEN CAST YOUR VOTE, REGARDLESS OF THE NUMBER OF SHARES YOU HOLD. IF YOU ARE A STOCKHOLDER OF RECORD YOU MAY VOTE OVER THE INTERNET, BY TELEPHONE, OR BY REQUESTING A COPY OF THE PROXY MATERIALS BY MAIL AND SIGNING, DATING AND MAILING THE ACCOMPANYING PROXY CARD IN THE RETURN ENVELOPE, OR BY ATTENDING THE MEETING AND VOTING IN PERSON. IN ANY EVENT, TO BE SURE THAT YOUR VOTE WILL BE RECEIVED IN TIME, PLEASE CAST YOUR VOTE BY YOUR CHOICE OF AVAILABLE MEANS AT YOUR EARLIEST CONVENIENCE. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY VOTED BY PROXY.

Sincerely,

Andrew Marsh
President and Chief Executive Officer

PLUG POWER INC.

968 Albany Shaker Road

Latham, NY 12110

(518) 782-7700

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on Wednesday, May 16, 2012

NOTICE IS HEREBY GIVEN that the 2012 Annual Meeting of Stockholders of Plug Power Inc., a Delaware corporation (the “Company”), will be held on Wednesday, May 16, 2012, at 10:00 a.m., Eastern Time, at the offices of Goodwin Procter LLP, The New York Times Building, 620 Eighth Avenue, New York, NY 10018 (the “Annual Meeting”) for the purpose of considering and voting upon:

1.

The election of three Class I Directors each to hold office until the Company’s 2015 Annual Meeting of Stockholders and until such director’s successor is duly elected and qualified or until such director’s earlier resignation or removal;

2.

The approval of an Amendment to the Company’s 2011 Stock Option and Incentive Plan to increase the number of shares of Plug Power common stock authorized for issuance under such plan from 1,000,000 shares to 6,500,000 shares;

3.	The ratification of KPMG LLP as the Company’s independent auditors for 2012; and
4.	Such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

The Board of Directors has fixed the close of business on March 29, 2012 as the record date for determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. Only holders of the Company’s common stock of record at the close of business on that date will be entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof.

Any action may be taken on the foregoing matters at the Annual Meeting on the date specified above, or on any date or dates to which, by original or later postponement or adjournment, the Annual Meeting may be postponed or adjourned.

By Order of the Board of Directors

Gerard L. Conway, Jr.
Corporate Secretary

Latham, NY

April 5, 2012

PROXY STATEMENT

TABLE OF CONTENTS

PROPOSAL 1: ELECTION OF DIRECTORS	9
Introduction	9
Vote Required for Approval	9
Recommendation	9

INFORMATION ABOUT OUR DIRECTORS	9

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS	13
Audit Committee	13
Audit Committee Report	13
Compensation Committee	15
Corporate Governance and Nominating Committee	15
Director Compensation	15
Policy Governing Director Attendance at Annual Meetings	18
Policies Governing Director Nominations	18
Contacting the Board of Directors	20

INFORMATION ABOUT OUR EXECUTIVE OFFICERS	20

EXECUTIVE COMPENSATION	22
Compensation Discussion and Analysis	22
Summary Compensation	28
Grants of Plan-Based Award Tables	30
Employment Agreements	31
2011 Stock Option Grants	32
Outstanding Equity Awards at 2011 Fiscal Year-End	32
Potential Payments Upon Termination or Change-in-Control	34

Compensation Committee Report	37
Compensation Committee Interlocks and Insider Participation	37

PROPOSAL 2: APPROVAL OF THE AMENDMENT OF 2011 STOCK OPTION AND INCENTIVE PLAN	38
Summary of the Amendment to the 2011 Plan	38
Vote Required for Approval	38
Recommendation	38
Summary of the 2011 Plan	38

PROPOSAL 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS	42
Introduction	42
Vote Required for Approval	43
Recommendation	43

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	44

PRINCIPAL STOCKHOLDERS	44

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	47

EXPENSES OF SOLICITATION	47

SUBMISSION OF STOCKHOLDER PROPOSALS FOR 2013 ANNUAL MEETING	47

DELIVERY OF PROXY MATERIALS AND ANNUAL REPORT	48

ANNUAL REPORT ON FORM 10-K	48

APPENDIX A: PROPOSED AMENDMENT TO SECTION 3 OF THE 2011 STOCK OPTION AND INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK ISSUABLE THEREUNDER	49

PLUG POWER INC.

968 Albany Shaker Road

Latham, NY 12110

(518) 782-7700

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

To Be Held on Wednesday, May 16, 2012

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Plug Power Inc. (the “Company”) for use at the 2012 Annual Meeting of Stockholders of the Company to be held on Wednesday, May 16, 2012, at 10:00 a.m., Eastern Time, at the offices of Goodwin Procter LLP, The New York Times Building, 620 Eighth Avenue, New York, NY 10018, and any adjournments or postponements thereof (the “Annual Meeting”).

At the Annual Meeting, the stockholders of the Company will be asked to consider and vote upon the following matters:

1.

The election of three Class I Directors nominated by the Board of Directors to hold office until the Company’s 2015 Annual Meeting of Stockholders and until such directors’ successors are duly elected and qualified or until such directors’ earlier resignation or removal;

2.

The approval of an Amendment to the Company’s 2011 Stock Option and Incentive Plan to increase the number of shares of Plug Power common stock authorized for issuance under such plan from 1,000,000 shares to 6,500,000 shares;

3.	The ratification of KPMG LLP as the Company’s independent auditors for 2012; and
4.	Such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

The Notice of Annual Meeting and instructions for accessing proxy materials as well as casting proxy votes are first being furnished to stockholders of the Company on or about April 5, 2012 in connection with the solicitation of proxies for the Annual Meeting. The Board of Directors has fixed the close of business on March 29, 2012 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting (the “Record Date”). Only holders of record of the Company’s common stock, par value $0.01 per share (the “Common Stock”), at the close of business on the Record Date will be entitled to notice of, and to vote at, the Annual Meeting. As of the Record Date, there were 37,767,541 shares of Common Stock outstanding and entitled to vote at the Annual Meeting and approximately 2,713 stockholders of record. However, management believes that a significant number of shares are held by brokers under a “nominee name” and that the number of beneficial stockholders of the Common Stock exceeds 41,800. Each holder of Common Stock outstanding as of the close of business on the Record Date will be entitled to one vote for each share held of record with respect to each matter submitted at the Annual Meeting.

The presence, in person or by proxy, of a majority of the total number of outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. A quorum being present, the affirmative vote of a plurality of the votes present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter is necessary to elect a nominee as a director of the Company.  “Withhold authority” votes, “abstentions” and “broker non-votes” will be counted as present and entitled to vote for purposes of determining a quorum.  A “withhold authority” vote is a stockholder’s vote to withhold authority to cast a vote “for” the election of one or more director nominees. An “abstention” represents an affirmative choice to decline to vote on a proposal other than the election of directors. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power under applicable law with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner.

With respect to the election of a director, votes may be cast in favor of or withheld from the nominee. With respect to Proposals 2 and 3, stockholders may cast a vote in favor of or against, or abstain from voting on, each proposal.  Proposal 1, election of three Class I directors, shall be determined by a plurality vote, which means the three nominees receiving the highest number of affirmative votes at the Annual Meeting will be elected as directors. For Proposal 2, approval of an amendment to the Company’s 2011 Stock Option and Incentive Plan, and Proposal 3, ratification of the independent auditors, the affirmative vote of a majority of the votes properly cast for and against such matter is required for approval.  For Proposal 2 and 3, abstentions are treated as a vote against the proposal while broker non-votes are not included in the number of votes cast for and against the proposal and therefore have no effect on the vote on such proposal.  Neither abstentions nor broker non-votes will be counted for approval of any proposal.

If you hold shares through a broker, bank or other custodian (also referred to as holding shares in “street-name”), only such broker, bank, custodian or other nominee can vote your shares. In order to ensure that your shares are voted at the Annual Meeting, you must give specific instructions regarding how to vote your shares. If you do not give specific instructions regarding how to vote your shares, the broker, bank, custodian or other nominee may not exercise their discretion to vote your shares.

Stockholders of the Company are requested to vote over the internet, by telephone, or by requesting a copy of the proxy materials and by signing, dating and mailing the accompanying Proxy Card in the return envelope or by attending the Annual Meeting and voting in person. Stockholders who hold shares indirectly as the beneficial owner of shares held for them by a broker or other nominee (i.e., “in street name”) may direct their vote without attending the Annual Meeting by submitting voting instructions to their broker or nominee.

Common Stock represented by properly executed proxies received by the Company and not revoked will be voted at the Annual Meeting in accordance with the instructions contained therein. If instructions are not given therein, properly executed proxies will be voted “FOR” the election of the three nominees of the Board of Directors as Class I Directors of the Company (Proposal 1); “FOR” the approval of the Amendment to the Company’s 2011 Stock Option and Incentive Plan (Proposal 2); and “FOR” the ratification of KPMG LLP as the Company’s Independent Auditors for 2012 (Proposal 3), as described in this Proxy Statement.  It is not anticipated that any matters other than those set forth in this Proxy Statement will be presented at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders.

Any properly completed proxy may be revoked at any time before it is voted on any matter (without, however, affecting any vote taken prior to such revocation) by (1) giving written notice of such revocation to the Corporate Secretary of the Company, (2) submitting a new proxy by telephone, internet or proxy card after the date of the previously submitted proxy (or submitting new voting instructions with respect to shares held in street name), or (3) attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

A notice with instructions for accessing proxy materials via the internet or receipt by mail is being furnished to stockholders of the Company concurrently with the Notice of Annual Stockholder Meeting.

PROPOSAL 1: ELECTION OF DIRECTORS

Introduction

At the Annual Meeting, three Class I Directors will be elected to serve until the Annual Meeting of Stockholders in 2015 and until such director’s successors are duly elected and qualified or until their earlier resignation or removal. The Board of Directors has nominated Maureen O. Helmer, Gary K. Willis and Andrew Marsh for re-election as Class I Directors.  Shares represented by each properly executed proxy will be voted for the re-election of Maureen O. Helmer, Gary K. Willis and Andrew Marsh as directors, unless contrary instructions are set forth on such proxy. Each nominee has agreed to stand for re-election and to serve, if elected, as a director.  However, if any nominee fails to stand for re-election or is unable to accept election, the proxies will be voted for the election of such other person as the Board of Directors may recommend.

Vote Required

A quorum being present, the affirmative vote of a plurality of the votes cast is necessary to elect a nominee as a director of the Company. Votes that are withheld will be excluded entirely from the vote and will have no effect on the vote. Broker non-votes will also have no effect on the outcome of the election of directors.

Recommendation of the Board

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES OF THE BOARD OF DIRECTORS AS CLASS I DIRECTORS OF THE COMPANY.

INFORMATION ABOUT OUR DIRECTORS

The number of directors of the Company is fixed at eight (8), and the Board of Directors currently consists of eight (8) members. The Board of Directors is divided into three classes, with three (3) directors in Class I, two (2) directors in Class II, and three (3) directors in Class III.  Directors in Classes I, II and III serve for three-year terms with one class of directors being elected by the Company’s stockholders at each Annual Meeting of Stockholders. The Board of Directors has determined that Ms. Helmer and Messrs. Garberding, McNamee, Willis, Hickey, Rasskazov and Miroshnichenko are independent directors as defined in Rule 5605(a)(2) under the Marketplace Rules of the National Association of Securities Dealers, Inc. (the “NASDAQ Rules”).

The positions of Chief Executive Officer and Chairman of the Board are currently each filled by a different individual, Andrew Marsh and George McNamee, respectively; however, if the position of Chairman of the Board is vacant, or if he or she is absent, the Chief Executive Officer shall preside, when present, at meetings of stockholders and of the Board of Directors.

Set forth below is certain information regarding the directors of the Company, including the three Class I Directors who have been nominated for re-election at the Annual Meeting. The ages of and biographical information regarding the nominees for re-election and each director who is not standing for election is based on information furnished to the Company by each nominee and director and is as of January 31, 2012.

Name	Age	Director Since
Class I—Term Expires 2012

Andrew Marsh*	55	2008

Gary K. Willis (1)(2)*	66	2003

Maureen O. Helmer (1)(3)*	55	2004

Class II—Term Expires 2013

George C. McNamee (2)	65	1997

Evgeny Rasskazov	27	2011

Class III—Term Expires 2014

Larry G. Garberding (1)(3)	73	1997

Douglas T. Hickey (1)(2)(3)	56	2011

Evgeny Miroshnichenko	31	2011

_______________________

*	Nominee for re-election.
(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Corporate Governance and Nominating Committee.

The principal occupation and business experience for at least the last five years for each nominee and director of the Company is set forth below.  The biographies of each of the nominees and continuing directors below contains information regarding the person’s service as a director, business experience, director positions held currently or at any time during the last five years, information regarding the experiences, qualifications, attributes or skills that caused the Corporate Governance Committee and the Board to determine that the person should serve as a director.

Andrew J. Marsh has served as Chief Executive Officer, President and member of the Board of Directors of the Company since April 8, 2008. Previously, Mr. Marsh was a co-founder of Valere Power, where he served as CEO and Board Member from the Company’s inception in 2001 through its sale to Eltek ASA in 2007. Under his leadership, Valere grew into a profitable global operation with over 200 employees and $90 million in revenues derived from the sale of DC power products to the telecommunications sector. During Mr. Marsh’s tenure, Valere Power received many awards such as the Tech Titan award as the fastest growing technology company in the Dallas Fort Worth area and the Red Herring Top 100 Innovator Award. Prior to founding Valere, he spent almost 18 years with Lucent Bell Laboratories in a variety of sales and technical management positions. Mr. Marsh is a member of the board of directors of the California Hydrogen Business Council, a non-profit group comprised of organizations and individuals in the business of hydrogen.  Mr. Marsh holds a Bachelor of Science in Electrical Engineering Technology from Temple University, a Master of Science in Electrical Engineering from Duke University and a Masters of Business Administration from Southern Methodist University.  We believe Mr. Marsh’s qualifications to sit on our Board include his record of success in leadership positions in technology companies having attributes similar to our Company, his extensive experience in management positions as well as his educational background in engineering and business administration.

        Gary K. Willis has been a director of the Company since 2003. Mr. Willis joined Zygo Corporation’s Board of Directors in June 2009 after retiring as Chairman of the Board of Directors in November 2000, having served in that capacity since November 1998.  Zygo Corporation is a provider of metrology, optics, optical assembly, and systems solutions to the semiconductor, optical manufacturing, and industrial/automotive markets. Mr. Willis had been a director of Zygo Corporation since February 1992 and also served as President from 1992 to 1999 and as Chief Executive Officer from 1993 to 1999. Prior to joining Zygo Corporation, Mr. Willis served as the President and Chief Executive Officer of The Foxboro Company, a manufacturer of process control instruments and systems. Mr. Willis is also a director of Rofin-Sinar Technologies, Inc. and Middlesex Health Services, Inc.  Mr. Willis holds a Bachelor of Science degree in Mechanical Engineering from Worcester Polytechnic Institute.  We believe Mr. Willis’ qualifications to sit on our Board include his extensive experience in management and director positions with similar companies as well as his educational background in mechanical engineering.

Maureen O. Helmer has been a director of the Company since 2004. Maureen O. Helmer is currently a member of the law firm Hiscock & Barclay LLP and is the Chair of the firm’s Regulatory Practice Group.  Prior to her joining Hiscock & Barclay LLP, Ms. Helmer was a member of Green & Seifter Attorneys, PLLC.  From 2003 through 2006 she practiced as a partner in the law firm of Couch White, LLP and then as a solo practitioner.  In addition to serving as Chair of the New York State Public Service Commission (PSC) from 1998 to 2003, Ms. Helmer also served as Chair of the New York State Board on Electric Generation Siting and the Environment.  Ms. Helmer has advised international energy, telecommunications and industrial companies on policy and government affairs issues.  Prior to her appointment as Chair, Ms. Helmer served as Commissioner of the Public Service Commission from 1997 until 1998 and was General Counsel to the Department of the Public Service Commission from 1995 through 1997. From 1984 through 1995, Ms. Helmer held several positions in the New York Legislature.  She also served as a board member of the New York State Energy Research and Development Authority, the New York State Environmental Board and the New York State Disaster Preparedness Commission during her tenure as Chair of the PSC.  In addition, she was Vice Chair of the Electricity Committee of the National Association of Regulatory Utility Commissioners and a member of the NARUC Board of Directors.  She was also appointed to serve as a member of the New York State Cyber-Security Task Force.  Ms. Helmer earned her Bachelor of Science from the State University at Albany and her Juris Doctorate from the University of Buffalo law school.  She is admitted to practice law in New York.  We believe Ms. Helmer’s qualifications to sit on our Board include her long history of experience with energy regulation, policy and government affairs and advising energy and industrial companies.

George C. McNamee serves as Chairman of the Company’s Board of Directors and has served as such since 1997. Mr. McNamee is a Director of iRobot Corporation (IRBT).  He was previously Chairman of First Albany Companies (now GLCH) and a Managing Partner of FA Tech Ventures, an information and energy technology venture capital firm.  Mr. McNamee’s background in investment banking has given him broad exposure to many financing and merger and acquisition issues.  As an executive, he has dealt with rapid-growth companies, technological change, crisis management, team building and strategy.  As a public company director, Mr. McNamee has led board special committees, chaired audit committees, chaired three boards and has been an active lead director.  Mr. McNamee has previously served on public company boards, including Mechanical Technology Inc. (MTI) and Home Shopping Network (HSN).  He has been an early stage investor, director and mentor for private companies that subsequently went public including MapInfo (now Pitney Bowes), META Group (now Gartner Group) and iRobot.  He served as a NYSE director from 1999 to 2004 and chaired its foundation.  In the aftermath of the 1987 stock market crash, he chaired the Group of Thirty Committee to reform the Clearance and Settlement System.  Mr. McNamee has been active as a director or trustee of civic organizations including The Albany Academies and Albany Medical Center, whose finance Committee he chaired for a dozen years. He is also a director of several private companies, a member of the Yale Development Board and a Trustee of The American Friends of Eton College.  He received his Bachelor of Arts degree from Yale University. We believe Mr. McNamee’s qualifications to sit on our Board include his experience serving on countless boards, his background in investment banking and experience with the financial sector and its regulatory bodies.

Larry G. Garberding has served as a director of the Company since 1997. Mr. Garberding was a Director and Executive Vice President and Chief Financial Officer of DTE Energy Company and the Detroit Edison Company from 1990 until retiring in 2001. Mr. Garberding was a Certified Public Accountant, a partner with a major public accounting firm, and has been on the board of several corporations, having had responsibility for financial, operational, regulatory and sales activities.  Mr. Garberding is currently a director of Altarum Institute, a non-profit research and innovations institute and Intermap Technologies Corporation, a digital mapping company.  Mr. Garberding received a Bachelor of Science degree in Industrial Administration from Iowa State University. We believe Mr. Garberding’s qualifications to sit on our Board include his extensive experience with power and energy companies and his background in accounting, financing and operations.

Douglas T. Hickey has served as a director of the Company since October 2011.   Mr. Hickey previously sat on Plug Power’s Board from September 1, 2000 to April 24, 2006. Mr. Hickey most recently was Managing Director at Hummer Winblad Venture Partners (HWVP), one of the nation’s leading software venture capital firms. Prior to joining HWVP in 2001, Mr. Hickey served as CEO for Critical Path, Inc. During his time here, the Company grew revenue from less that $1M to more than $150M and earned Forbes.com Number-One Fastest Growing Company Award in 2000. Mr. Hickey previously held the CEO and President position for Global Center Inc. Here, he grew the Company revenue from zero to more than $50M of recurring revenue and achieved profitability. His focus of the Company’s strategy enabled rapid growth, securing customers like Yahoo, Netscape and Oracle, ultimately leading to the successful sale of the Company to Frontier Communications, (NYSE:FRO). Prior to Global Center, Mr. Hickey was CEO and President of MFS DataNet, the leading supplier of data related services to internet service providers and enterprise customers worldwide. MFS grew to more than $1 billion in revenue and subsequently completed a successful IPO and trade sale. We believe Mr. Hickey’s qualifications to sit on our Board include his extensive corporate leadership experience and his proven background growing company revenues.

Evgeny Rasskazov has been a director since October 2011.  Mr. Rasskazov is the Head of Department for target capital structure for INTER RAO UES (the “Group”). He is responsible for the Group’s projects and initiatives in equity capital markets, optimization of the Group’s capital structure and management of equity participations in the asset portfolio. Mr. Rasskazov has extensive experience in investment banking and corporate finance projects, developed through positions held previously in global investment banking firms Merrill Lynch and Barclays Capital.  We believe Mr. Rasskazov’s qualifications to sit on our Board include his experience with corporate financing and investment banking as well as his background in equity capital markets.

Evgeny Miroshnichenko has been a director since October 2011.  Mr. Miroshnichenko is the Director for Strategic Development for INTER RAO UES (the “Group”). He is responsible for organization of strategic management process, development and implementation of corporate strategy, realization of strategic projects, as well as management of financial investments of the Group. Mr. Miroshnichenko has also built solid experience in corporate governance as he has held director positions in Boards of Directors in a number of Russian electricity companies.  We believe Mr. Miroshnichenko’s qualifications to sit on our Board include his experience with strategic corporate projects and background in financial investment management and corporate governance.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

The Board of Directors of the Company held eleven (11) meetings during the fiscal year ended December 31, 2011 (“Fiscal 2011”). The Board of Directors has established three standing committees, an Audit Committee (the “Audit Committee”), a Compensation Committee (the “Compensation Committee”), and a Corporate Governance and Nominating Committee (the “Governance Committee”). During Fiscal 2011, each director attended at least 75% of the aggregate of (1) the total number of meetings of the Board of Directors of the Company (held during the period for which he or she has been a director) and (2) the total number of meetings of all committees of the Board of Directors of the Company on which the director served (during the periods that he or she served).

Discussed below in greater detail, the Board of Directors administers its risk oversight function directly and through its Audit Committee and Corporate Governance and Nominating Committee.  The Board and each of these Committees regularly discuss with management our major risk exposures, their potential financial impact on Plug Power and the steps we take to manage them.  The Audit Committee is responsible for oversight of Company risks relating to accounting matters, financial reporting and legal and regulatory compliance, while the Corporate Governance and Nominating Committee is responsible for oversight of risks relating to management and Board succession planning, stakeholder responses to the Company’s ethics and business practices.

The Chief Financial Officer and the General Counsel report to the Board of Directors regarding ongoing risk management activities at the regularly scheduled, quarterly Board of Directors meetings and may report on risk management activities more frequently, as appropriate.  Additionally, risk management is a standing agenda item for the regularly scheduled, quarterly Audit Committee meetings.

Audit Committee

The Audit Committee consists of Messrs. Garberding (Chair), Willis and Hickey, and Ms. Helmer. The Audit Committee held five (5) meetings during Fiscal 2011and each member attended all of the meetings during the period in which such person served on the committee.

Audit Committee Report

The Audit Committee of the Board of Directors is currently composed of four directors, each of whom is an independent director as defined in the NASDAQ Rules and the applicable rules of the Securities and Exchange Commission (“SEC”). In addition, the Board of Directors has made a determination that Mr. Garberding qualifies as an “audit committee financial expert” as defined in the applicable rules of the SEC. Mr. Garberding’s designation by the Board as an “audit committee financial expert” is not intended to be a representation that he is an expert for any purpose as a result of such designation, nor is it intended to impose on him any duties, obligations, or liability greater than the duties, obligations or liability imposed on him as a member of the Audit Committee and the Board in the absence of such designation.

The Audit Committee’s primary responsibility is for oversight of the Company’s accounting and financial reporting processes and audits of the Company’s financial statements. A more complete description of the Audit Committee’s functions is set forth in the Audit Committee’s charter which is published on the “Investors” section of the Company’s website at www.plugpower.com.

In accordance with the Audit Committee’s charter, management has the primary responsibility for the financial statements and the financial reporting process, including maintaining an adequate system of internal controls over financial reporting. The Company’s independent auditors, KPMG LLP (“KPMG”), report directly to the Audit Committee and are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and of the effectiveness of the Company’s internal controls over financial reporting. The Audit Committee, among other matters, is responsible for (i) appointing the Company’s independent auditors, (ii) evaluating such independent auditors’ qualifications, independence and performance, (iii) determining the compensation for such independent auditors, and (iv) approving all audit and non-audit services. Additionally, the Audit Committee is responsible for oversight of the Company’s accounting and financial reporting processes and audits of the Company’s financial statements including the work of the independent auditors. The Audit Committee reports to the Board of Directors with regard to:

  the scope of the annual audit;

  fees to be paid to the auditors;

  the performance of the Company’s independent auditors;

  compliance with accounting and financial policies; and

  the Company’s procedures and policies relative to the adequacy of internal accounting controls.

The Audit Committee reviewed and discussed with management of the Company and KPMG, the Company’s 2011 quarterly unaudited interim consolidated financial statements and 2011 annual consolidated financial statements, including management’s assessment of the effectiveness of the Company’s internal controls over financial reporting and KPMG’s evaluation of the effectiveness of the Company’s internal controls over financial reporting as of December 31, 2011. Management has represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles.

Additionally, the Audit Committee has discussed with KPMG any matters required to be discussed under professional standards which include, among other items, matters related to the conduct of the audit of the Company’s annual consolidated financial statements. The Audit Committee has also discussed the critical accounting policies used in the preparation of the Company’s annual consolidated financial statements, alternative treatments of financial information within generally accepted accounting principles that KPMG discussed with management, if any, the ramifications of using such alternative treatments and other written communications between KPMG and management.

KPMG has provided to the Audit Committee the written disclosures and the letter required by the applicable Public Company Accounting Oversight Board requirements for independent accountant communications with audit committees concerning auditor independence, and the Audit Committee discussed with KPMG that firm’s independence. The Audit Committee has also concluded that KPMG’s performance of non-audit services is compatible with KPMG’s independence.

The Audit Committee also discussed with KPMG their overall scope and plans for their audit and met with KPMG, with and without management present, to discuss the results of their audit, the evaluations of the Company’s internal control over financial reporting, and the overall quality of the Company’s financial reporting. The Audit Committee also discussed with KPMG whether there were any audit problems or difficulties, and management’s response.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, the inclusion of audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011. This report is provided by the following independent directors, who constitute the Audit Committee:

Larry G. Garberding (Chairman)

Maureen O. Helmer

Gary K. Willis

Douglas Hickey

Independent Auditors Fees

The following table presents fees for professional services rendered by KPMG for the audit of the Company’s annual financial statements and fees billed for other services rendered by KPMG:

	KPMG
	2011	2010
Audit Fees	$425,000	$563,000
Audit-Related Fees	55,000	19,300
Tax Fees	-	-

Other	55,300	-
Total	$535,300	$582,300

In the above table, and in accordance with SEC definitions and rules: (1) “audit fees” are fees for professional services for the audit of the Company’s consolidated financial statements included in Form 10-K, review of unaudited interim consolidated financial statements included in Form 10-Qs, testing of the effectiveness of internal control on financial reporting, or for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements; (2) “audit-related fees” are fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements; (3) “tax fees” are fees for tax compliance, tax advice, and tax planning; and (4) “all other fees” are fees for any services not included in the first three categories.

The Audit Committee approved all audit and non-audit services provided to the Company by KPMG during Fiscal 2011.

Compensation Committee

 The Compensation Committee consists of Messrs. Willis (Chair), McNamee and Hickey, each of whom is an independent director under the NASDAQ Rules. The Compensation Committee held six (6) meetings during Fiscal 2011. See “Report of the Compensation Committee and the Board of Directors on Executive Compensation” and “Compensation Committee Interlocks and Insider Participation” for a further description of the activities of the Compensation Committee in Fiscal 2011. The Compensation Committee’s primary responsibilities include (i) discharging the responsibilities of the Board of Directors of the Company relating to compensation of the Company’s executive officers, (ii) providing oversight of the Company’s benefit, perquisite and employee equity programs, and (iii) reviewing the adequacy of the Company’s management succession plans. A more complete description of the Compensation Committee’s functions is set forth in the Compensation Committee’s charter which is published on the “Investors” section of the Company’s website at www.plugpower.com.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee (the “Governance Committee”) consists of Ms. Helmer (Chair) and Messrs. Garberding and Hickey, each of whom is an independent director under the NASDAQ Rules. The Governance Committee held three (3) meetings during Fiscal 2011. The Governance Committee’s responsibilities include (i) establishing criteria for Board and committee membership, (ii) considering director nominations consistent with the requirement that a majority of the Board be comprised of independent directors as defined in the NASDAQ Rules, (iii) identifying individuals qualified to become board members, and (iv) selecting the director nominees for election at each Annual Meeting of Stockholders. The Governance Committee is also responsible for developing and recommending to the Board a set of corporate governance guidelines applicable to the Company and periodically reviewing such guidelines and recommending any changes thereto. A more complete description of the Governance Committee’s functions is set forth in the Governance Committee’s charter which is published on the “Investors” section of the Company’s website at www.plugpower.com.

Director Compensation

The Compensation Committee periodically reviews the Company’s Non-Employee Director Compensation Plan (the “Plan”) to ensure that the compensation aligns the directors’ interests with the long-term interests of the stockholders and that the structure of the compensation is simple, transparent and easy for stockholders to understand. The Compensation Committee also considers whether the Plan fairly compensates the Company’s directors when considering the work required in a company of the size and scope of the Company. Employee directors do not receive additional compensation for their services as directors. The following is a summary of the Plan:

Pursuant to the current form of the Plan, upon initial election or appointment to the Board of Directors, new non-employee directors receive non-qualified stock options to purchase 65,000 shares (50,000 shares for any new non-employee Chairman) of Common Stock with an exercise price equal to fair market value on the date of grant and that are fully vested on the first anniversary of the date of the grant. Each year of a non-employee director’s tenure, the director will receive non-qualified options to purchase 10,000 shares (15,000 shares for any non-employee Chairman), plus non-qualified options to purchase an additional 5,000 shares if the director serves as chairman of the Audit Committee and non-qualified options to purchase an additional 2,000 shares if the director serves as chairman of any other committee, including the Compensation Committee and the Corporate Governance and Nominating Committee. These annual options, with an exercise price equal to fair market value on the grant date, fully vest on the first anniversary of the date of the grant.

In addition, under the current form of the Plan each non-employee director is paid an annual retainer of $40,000 ($85,000 for any non-employee Chairman) for their services. Committee members receive additional annual retainers in accordance with the following table:

Committee	Non-Employee Chairman	Non-Employee Director
Audit Committee	$ 20,000	$ 15,000

Compensation Committee	15,000	5,000

Corporate Governance and Nominating Committee	10,000	5,000

These additional payments for service on a committee are due to the workload and broad-based responsibilities of the committees. The total amount of the annual retainers are paid in a combination of fifty percent (50%) cash and fifty percent (50%) Common Stock, with an option to receive up to one hundred percent (100%) Common Stock, at the election of the non-employee director.  At the Board’s discretion, directors may receive a greater portion of the foregoing amounts, up to eighty percent (80%), in cash. All such stock shall be fully vested at the time of issuance and is valued at its fair market value on the date of issuance. Non-employee directors are also reimbursed for their direct expenses associated with their attendance at board meetings.

Non-Employee Director Compensation Table

The following table provides information for non-employee directors who served during Fiscal 2011.

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1) ($)	Option Awards (2) ($)	Total ($)

Douglas Hickey (3)	9,103	8,750	79,040	96,893
Evgeny Miroshnichenko (4)	-	-	-	-
Evgeny Rasskazov (4)	-	-	-	-
Gary Willis	31,400	31,400	88,935	151,735
George McNamee	75,000	18,750	89,979	183,729
Larry Garberding	28,900	28,900	89,979	147,779
Maureen Helmer	28,220	28,220	88,935	145,375

(1)

The amounts in this column represent the aggregate grant date fair values computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718.  Stock awards granted to directors vest immediately.  For additional information, refer to note 13 of the Company’s consolidated financial statements in the Form 10-K for the year ended December 31, 2011, as filed with the SEC.

(2)

This column represents the aggregate grant date fair value of the option award computed in accordance with FASB ASC Topic 718. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures.  For additional information on the valuation assumptions with respect to option awards, refer to note 13 of the Company’s consolidated financial statements in the Form 10-K for the year ended December 31, 2011, as filed with the SEC. These amounts reflect the Company’s accounting expense for these awards, and do not correspond to the actual value that will be recognized by the named executives.

	a.	Douglas Hickey has 70,000 unexercised option awards including 65,000 unvested awards. Option awards for 2011 include 65,000 shares granted on September 29, 2011 with a grant date fair value of $1.216.
b.

Gary Willis has 89,725 unexercised option awards including 70,367 unvested awards.  Option awards for 2011 include 1,200 shares granted on May 12, 2011 with a grant date fair value of $3.479 and 65,000 shares granted on September 20, 2011 with a grant date fair value of $1.304.

c.

George McNamee has 105,500 unexercised option awards including 70,667 unvested awards.  Option awards for 2011 include 1,500 shares granted on May 12, 2011 with a grant date fair value of $3.479 and 65,000 shares granted on September 20, 2011 with a grant date fair value of $1.304.

d.

Larry Garberding has 92,500 unexercised option awards including 70,667 unvested awards.  Option awards for 2011 include 1,500 shares granted on May 12, 2011 with a grant date fair value of $3.479 and 65,000 shares granted on September 20, 2011 with a grant date fair value of $1.304.

e.

Maureen Helmer has 88,200 unexercised option awards including 70,367 unvested awards.  Option awards for 2011 include 1,200 shares granted on May 12, 2011 with a grant date fair value of $3.479 and 65,000 shares granted on September 20, 2011 with a grant date fair value of $1.304.

17
(3)

On September 29, 2011, the Board of Directors appointed Mr. Douglas T. Hickey to serve as a director of the Company effective as of September 29, 2011.  Mr. Hickey previously served on the Company’s Board from September 1, 2000 to April 24, 2006.

(4)

On October 29, 2011, the Board of Directors appointed Mr. Evgeny Miroshnichenko and Mr. Evgeny Rasskazov to serve as directors of the Company effective as of October 19, 2011. Each of Messrs. Miroshnichenko and Rasskazov was appointed as a director pursuant to the Standstill and Support Agreement dated as of May 6, 2011 among the Company, OJSC “INTER RAO UES,” (“INTER RAO”), and OJSC “Third Generation Company of the Wholesale Electricity Market,” (“OGK-3” ). Pursuant to the Standstill and Support Agreement, Messrs. Miroshnichenko and Rasskazov are not entitled to receive any compensation from the Company for their first year of service as directors.

Policy Governing Director Attendance at Annual Meetings

The Board of Directors has adopted a formal policy that all directors are expected to attend the Company’s Annual Meetings of Stockholders in person, unless doing so is impracticable due to unavoidable conflicts. At the time of the 2011 Annual Meeting, the Company had five directors and each director attended the 2011 Annual Meeting.

Policies Governing Director Nominations

Securityholder Recommendations

The Governance Committee’s current policy with regard to the consideration of director candidates recommended by securityholders is that it will review and consider any director candidates who have been recommended by one or more of the stockholders of the Company entitled to vote in the election of directors in compliance with the procedures established from time to time by the Governance Committee. All securityholder recommendations for director candidates must be submitted to the Company’s Corporate Secretary at Plug Power Inc., 968 Albany Shaker Road, Latham, New York 12110, who will forward all recommendations to the Governance Committee. We did not receive any securityholder recommendations for director candidates for election at the 2012 annual meeting. All securityholder recommendations for director candidates for election at the Company’s 2013 annual meeting must be submitted to the Company’s Corporate Secretary on or before December 6, 2012 and must include the following information:

  the name and address of record of the stockholder;

  a representation that the securityholder is a record holder of the Company’s stock entitled to vote in the election of directors, or if the securityholder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) of the Securities Exchange Act of 1934, as amended;

  the name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five (5) full fiscal years of the proposed director candidate;

  a description of the qualifications and background of the proposed director candidate which addresses the minimum qualifications and other criteria for membership on the Board of Directors approved by the Governance Committee from time to time;

  a description of all arrangements or understandings between the securityholder and the proposed director candidate;

  the consent of the proposed director candidate (i) to be named in the proxy statement relating to the Annual Meeting of Stockholders and (ii) to serve as a director if elected at such annual meeting; and

  any other information regarding the proposed director candidate that is required to be included in a proxy statement filed pursuant to the rules of the SEC.

 Board Membership Criteria

The Governance Committee has established criteria for membership on the Board of Directors. These criteria include the following specific, minimum qualifications that the Governance Committee believes must be met by a Governance Committee-recommended nominee for a position on the Board of Directors:

  The nominee must have high personal and professional integrity, must have demonstrated exceptional ability and judgment, and must be expected, in the judgment of the Governance Committee, to be highly effective, in conjunction with the other nominees to the Board of Directors, in collectively serving the interests of the Company and its stockholders.

In addition to the minimum qualifications for each nominee set forth above, the Governance Committee will recommend that the Board of Directors select persons for nomination to help ensure that:

  the Board of Directors will be comprised of a majority of “independent directors” in accordance with NASDAQ rules;

  each of the Audit, Compensation and Governance Committees shall be comprised entirely of independent directors;

  each member of the Audit Committee is able to read and understand fundamental financial statements, including a company’s balance sheet, income statement, and cash flow statement; and

  at least one member of the Audit Committee has past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

        Finally, in addition to any other standards the Governance Committee may deem appropriate from time to time for the overall structure and composition of the Board of Directors, the Governance Committee, when recommending that the Board of Directors select persons for nomination, may consider whether the nominee has direct experience in the industry or in the markets in which the Company operates.

The Governance Committee will recommend to the Board of Directors the nomination of the director candidates who it believes will, together with the existing members of the Board of Directors and other nominees, best serve the interests of the Company and its stockholders.

Identifying and Evaluating Nominees

In considering whether to recommend any candidate for inclusion in the Board’s slate of recommended director nominees, including candidates recommended by shareholders, the Company’s Corporate Governance and Nominating Committee will apply the criteria set forth in Plug Power’s Corporate Governance Guidelines. These criteria include the candidate’s integrity, business acumen, age, experience, commitment, diligence, conflicts of interest and the ability to act in the interests of all shareholders.  Our Corporate Governance Guidelines specify that the value of diversity on the Board should be considered by the Corporate Governance and Nominating Committee in the director identification and nomination process. The Committee seeks nominees with a broad diversity of experience, professions, skills, geographic representation and backgrounds. The Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. The Company believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. Nominees are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability or any other basis proscribed by law.  For a more comprehensive discussion of our Corporate Governance and Nominating Committee’s current policy with regard to the consideration of director candidates, please refer to the section of this document titled “Policies Governing Director Nominations.”

To review the effectiveness of assessing the diverse skills, qualifications and backgrounds of Director Nominations, the Board of Directors and each of the three standing Board Committees conduct annual self-evaluations. In addition, the Corporate Governance and Nominating Committee monitors the effectiveness of these procedures on an ongoing basis.

Contacting the Board of Directors

You may contact any director of the Company by writing to them c/o Plug Power Inc., 968 Albany Shaker Road, Latham, New York 12110, Attention: Corporate Secretary. Your letter should clearly specify the name of the individual director or group of directors to whom your letter is addressed. Any communications received in this manner will be forwarded as addressed.

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

The names and ages of all executive officers of the Company and the principal occupation and business experience for at least the last five years for each are set forth below. The ages of and biographical information regarding each executive officer is based on information furnished to the Company by each executive officer and is as of January 31, 2012.

Executive Officers	Age	Position

Andrew Marsh	55	President, Chief Executive Officer and Director

Gerald A. Anderson	54	Chief Financial Officer and Senior Vice President

Gerard L. Conway, Jr.	47	General Counsel, Corporate Secretary and Senior Vice President

Erik Hansen	40	Senior Vice President

Adrian Corless	45	Chief Technology Officer, Senior Vice President

The principal occupation and business experience for at least the last five years for each executive officer of the Company is set forth below.  The biographies of each of the executive officers below contains information regarding the person’s service as an executive, business experience, director positions held currently or at any time during the last five years, information regarding the experiences, qualifications, attributes or skills that caused the Corporate Governance Committee and the Board to determine that the person should serve as an executive officer.

Andrew Marsh’s biographical information can be found in the section entitled “Information about our Directors” in this Proxy Statement.

Gerald A. Anderson joined Plug Power as Chief Financial Officer in July 2007 and, since March 2009, has also served as Senior Vice President.  He is responsible for managing all aspects of the Company’s financial, manufacturing operations and information services operations. Prior to joining Plug Power, Mr. Anderson was the Treasurer and Director of Finance for Intermagnetics General Corporation. Utilizing an acquisition growth strategy, he managed finance, treasury, risk management and business valuation functions for the medical device manufacturing company. Prior to that, he was Chief Financial Officer for J Management Company. In addition to managing finance, controllership, merger and acquisition and treasury functions, he also helped set the strategic direction of the company. Earlier in his career, Mr. Anderson spent 15 years with KeyCorp, eventually as Senior Vice President, Director of Business Analysis and Management Reporting. He has thirty years of financial experience. Mr. Anderson is a Director of the Cloud Institute for Sustainability Education, a New York City nonprofit organization. He holds a Bachelor of Science degree in Business Administration, with a concentration in Accounting, from the University of Arizona.

Gerard L. Conway, Jr. has served as General Counsel and Corporate Secretary since September 2004 and, since March 2009, has also served as Senior Vice President.  In that capacity, Mr. Conway is responsible for advising the Company on legal issues such as corporate law, securities, contracts, strategic alliances and intellectual property.  He also serves as the Compliance Officer for securities matters affecting the Company. During his tenure, Mr. Conway served as Vice President of Government Relations from 2005 to June 2008 and in that capacity he advocated on energy issues, policies, legislation and regulations on the state, federal, national and international levels on behalf of the Company and the alternative energy sector. Prior to his appointment to his current position, Mr. Conway served as Associate General Counsel and Director of Government Relations for the Company beginning in July 2000. Prior to joining Plug Power, Mr. Conway spent four years as an Associate with Featherstonhaugh, Conway, Wiley & Clyne, LLP, where he concentrated in government relations, business and corporate law.  Mr. Conway has more than nineteen years of experience in general business, corporate real estate and government relations.  Mr. Conway holds a Bachelor of Arts degree in English and Philosophy from Colgate University and a Juris Doctorate from Boston University School of Law.

Erik Hansen joined Plug Power Inc. as Vice President of Business Development in 2008 and was appointed Senior Vice President in October of 2009.  Mr. Hansen is responsible for directing the sales of the Company.  Mr. Hansen has more than 15 years of experience with cutting edge technologies related to energy storage systems.  Prior to joining Plug Power, he was General Manager of Sales and Systems Engineering for Cobasys LLC in Orion, Michigan, where he worked for eight years.  In that role, Mr. Hansen led the decision-making and strategic planning for the manufacture and sales of advanced energy storage solutions for both the transportation and uninterruptible power systems.  Mr. Hansen holds a Bachelor of Science degree in Electrical Engineering and a Bachelor of Science degree in Computer Engineering, both from West Virginia University.

Adrian Corless joined Plug Power in April 2007 as Vice President of Technology and was appointed Chief Technology officer in June 2008.  As of February 2010, Mr. Corless was appointed Senior Vice President and Chief Technology Officer and is currently responsible for the development of Plug Power’s products as well as guiding Plug Power’s overall technology and Intellectual Property strategies.  Prior to joining Plug Power, Mr. Corless was the Chief Technical Officer of Cellex Power Products and was responsible for the technical aspects of the product development process.  Prior to joining Cellex, Mr. Corless worked for Ballard Power Systems Inc. and Excellsis Inc. latterly as Program Manger for the Phase 4 fuel cell bus program.  Mr. Corless is an active participant in the Industrial Truck Association, an executive board member of the Canadian Hydrogen and Fuel Cell Association, a Technical Advisory Board member for the NRC Institute for Fuel Cell Innovation, and a member of both UL and CSA standards development committees.  Mr. Corless holds a Masters of Applied Science degree in Mechanical Engineering from the University of Victoria and is a Registered Professional Engineer in British Columbia, Canada.

Subject to any terms of any employment agreement with the Company (as further described in this Proxy Statement), each of the executive officers holds his or her respective office until the regular annual meeting of the Board of Directors following the Annual Meeting of Stockholders and until his or her successor is elected and qualified or until his or her earlier resignation or removal.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

We provide what we believe is a competitive total compensation package to our executive management team through a combination of base salary, annual incentive bonuses, long-term equity incentive compensation, and broad-based benefits programs. We place emphasis on pay-for-performance based incentive compensation, which is designed to reward our executives based on the achievement of predetermined performance goals.  This Compensation Discussion and Analysis explains our compensation objectives, policies and practices with respect to our Chief Executive Officer, Chief Financial Officer, the other three most highly-compensated executive officers and an additional individual for whom disclosure would have been provided but for the fact that he was not serving as an executive officer of the Company at the end of the last completed fiscal year as determined in accordance with applicable SEC rules, who are collectively referred to as the  “Named Executive Officers.”

Objectives of Our Executive Compensation Programs

Our compensation programs for our named executive officers are designed to achieve the following objectives:

  Attract and retain talented and experienced executives;

  Motivate and reward executives whose knowledge, skills and performance are critical to our success;

  Provide a competitive compensation package which is weighted towards pay-for-performance and in which total compensation is primarily determined by Company and individual results and the creation of shareholder value;

  Ensure fairness among the executive management team by recognizing the contributions each executive makes to our success; and

  Motivate our executives to manage our business to meet our short- and long-term objectives and reward them for meeting these objectives.

 Our Executive Compensation Programs

Our executive compensation primarily consists of base salary, annual incentive bonuses, long-term equity incentive compensation and broad-based benefits programs.  Consistent with the emphasis we place on pay-for-performance based incentive compensation, long-term equity incentive compensation in the form of stock options and restricted stock constitute a significant portion of our total executive compensation.

Within the context of the overall objectives of our compensation programs, our Compensation Committee determined the specific amounts of compensation to be paid to each of our executives in 2011 based on a number of factors, including:

  Its understanding of the amount of compensation generally paid by similarly situated companies to their executives with similar roles and responsibilities;

  Our executives’ performance during 2011 in general and as measured against predetermined performance goals;

  The nature, scope and level of our executives’ responsibilities;

  Our executives’ effectiveness in leading the Company’s initiatives to increase customer value, productivity and revenue growth;

  The individual experience and skills of, and expected contributions from, our executives;

  The executive’s contribution to the Company’s commitment to corporate responsibility, including the executive’s success in creating a culture of unyielding integrity and compliance with applicable law and the Company’s ethics policies;

  The amounts of compensation being paid to our other executives;

  The executive’s contribution to our financial results;

  Our executives’ historical compensation at our Company; and

  Any contractual commitments we have made to our executives regarding compensation.

Each of the primary elements of our executive compensation is discussed in detail below, including a description of the particular element and how it fits into our overall executive compensation.  Compensation paid to our named executive officers in 2011 is discussed under each element.  In the descriptions below, we have identified particular compensation objectives which we have designed our executive compensation programs to serve; however, we have designed our compensation programs to complement each other and to collectively serve all of our executive compensation objectives described above.  Accordingly, whether or not specifically mentioned below, we believe that, as a part of our overall executive compensation, each element to a greater or lesser extent serves each of our objectives.

Base Salary

We pay our executives a base salary which we review and determine annually.  We believe that a competitive base salary is a necessary element of any compensation program designed to attract and retain talented and experienced executives.  We also believe that attractive base salaries can motivate and reward executives for their overall performance.  Base salaries are, in part, established based on the individual experience, skills, expected contributions of our executives, and our executives’ performance during the prior year.

In 2011, we did not increase the base salaries of our executives.  The base salaries for these executives remained at the 2010 levels as follows: Mr. Marsh’s base salary was $375,000 per year, Mr. Anderson’s base salary was $300,000 per year, Mr. Conway’s base salary was $200,000 per year, Mr. Corless’ base salary was $215,000 per year, and Mr. Hansen’s base salary was $230,000 per year.   Our executives’ base salaries reflect the initial base salaries that we negotiated with each of our executives at the time of his or her initial employment or promotion and our subsequent adjustments to these amounts to reflect market increases, the growth and stage of development of our Company, our executives’ performance and increased experience, any changes in our executives’ roles and responsibilities, and other factors.  The initial base salaries that we negotiated with our executives were based on our understanding of the market at the time, the individual experience and skills of, and expected contribution from, each executive, the roles and responsibilities of the executive, the base salaries of our existing executives, and other factors.

Annual Incentive Bonuses

Our named executive officers are eligible to receive annual incentive bonuses based on our pay-for-performance incentive compensation program.  They are eligible to receive annual incentive bonuses primarily based upon their performance as measured against predetermined individual performance goals, including financial measures, achievement of strategic objectives, and other factors.  The primary objective of this program is to motivate and reward our named executive officers for meeting individual performance goals.  We do not believe that every important aspect of executive performance is capable of being specifically quantified in a predetermined performance goal.  For example, events outside of our control may occur after we have established the named executive officers’ individual performance goals for the year that require our named executive officers to focus their attention on different or other strategic initiatives; thus, the individual performance goals may be modified during the fiscal year by the President and Chief Executive Officer, or the Board of Directors in the case of the President and Chief Executive Officer himself, to account for such events beyond our control.

Within our pay-for-performance incentive compensation program, specific performance attainment levels are indicated for each performance goal.  These performance attainment levels correlate to potential award amounts that are calculated as a percent of each executive’s base salary.

We established attainment levels for each of our executives, other than Mr. Marsh, as 10%, 20% or 30% of his or her base salary.  Since the annual incentive bonus is payable based on the achievement of each of the different levels of performance, the executive officer may earn between 0% and 30% of his base salary given his actual performance.  The 20% attainment level is considered the target level for each performance goal because it is challenging for the executive to attain, and the executive would meet expectations if he achieved this level.  The 10% attainment level is considered the threshold level for each performance goal because although still challenging, it is the minimum acceptable performance level.  The 30% attainment level is considered the maximum, or stretch, level for each performance goal because it is most challenging for the executive to attain, and the executive would have to exceed expectations to achieve this level.  Our maximum and threshold performance attainment levels are determined in relation to our target attainment levels and are intended to provide for correspondingly greater or lesser incentives in the event that performance is within an appropriate range above or below the target performance attainment level.

We also established attainment levels for our Chief Executive Officer as 17%, 34% or 50% of his base salary.  Since the annual incentive bonus is payable based on the achievement of each of the different levels of performance, the Chief Executive Officer may earn between 0% and 50% of his base salary given his actual performance.  The 34% attainment level is considered the target level for each performance goal because it is challenging for the Chief Executive Officer to attain, and the executive would meet expectations if he achieved this level.  The 17% attainment level is considered the threshold level for each performance goal because although still challenging, it is the minimum acceptable performance level.  The 50% attainment level is considered the maximum, or stretch, level for each performance goal because it is most challenging for the Chief Executive Officer to attain, and the Chief Executive Officer would have to exceed expectations to achieve this level.  Our maximum and threshold performance attainment levels are determined in relation to our target attainment levels and are intended to provide for correspondingly greater or lesser incentives in the event that performance is within an appropriate range above or below the target performance attainment level.

As a way of linking each executive’s performance to corporate-wide strategy, the executives’ individual performance goals directly correlate to our corporate milestones, which management recommends to the Board of Directors and the Board of Directors approves after appropriate discussion and review.  The executives’ individual performance goals are determined in the same way as the corporate milestones such that management reviews how each executive may contribute to the corporate milestones and recommends individual performance goals to the Board of Directors.  The Board of Directors, after appropriate discussion and review, ultimately approves the individual performance goals.  Because disclosure of the specific individual performance goals would give competitors information that could be leveraged for competitive advantage, we do not disclose these specific individual performance goals or our executives’ actual performance against such goals.  Generally the individual performance goals, as well as the corporate milestones, include, but are not limited to, one or more of the following categories: (i) annual shipment targets, (ii) revenue, (iii) gross margin on product sales, (iv) EBITAS and (v) decrease costs of business operations.

Initially, the CEO, and other members of management as appropriate, make a recommendation to the Compensation Committee of the Board of Directors for each executive’s potential award amount based on his level of attainment of each of his individual performance goals (with the exception of the CEO himself whose level of attainment is evaluated by the Compensation Committee directly).  Ultimately, the Board of Directors, after review and discussion and recommendation from the Compensation Committee, determines the final achieved level of attainment for each executive’s individual performance goals.  Each named executive officer demonstrated some level of achievement in relation to his performance goals in 2011.  Mr. Marsh earned $121,125 which equated to 32.3% of his annual base salary.  Mr. Anderson earned $57,000, which equated to 19% of his annual base salary.  Mr. Conway earned $38,000, which equated to 19% of his annual base salary.  Mr. Hansen earned $251,700, which equated to 109% of his annual base salary.  Mr. Corless earned $40,850, which equated to 19% of his annual base salary.

Long-Term Equity Incentive Compensation

We grant long-term equity incentive awards in the form of stock options and restricted stock to executives as part of our total compensation package.  Consistent with our emphasis on pay-for-performance based incentive compensation, these awards represent a significant portion of total executive compensation.  Based on the stage of our Company’s development and the incentives we aim to provide to our executives, we have chosen to use either stock options or a combination of stock options and restricted stock as our long-term equity incentive awards.  Our decisions regarding the amount and type of long-term equity incentive compensation and relative weighting of these awards among total executive compensation have also been based on our understanding of market practices of similarly situated companies and our negotiations with our executives in connection with their initial employment or promotion by our Company.

Additionally, the Board adopted stock ownership guidelines for named executives, effective as of August 15, 2005, which are also considered when granting long-term equity incentive awards to executives.  These guidelines provide a target level of Company equity holdings with which named executives are expected to comply within five (5) years from the latter of the effective date of the guidelines or the date the individual is first appointed as an executive.  The target stock holdings are determined as a multiple of the named executive’s base salary and then converted to a fixed number of shares. The named executive’s base salary is multiplied by five (5) for Chief Executive Officer and by three (3) for all other named executives; that product is divided by Plug Power’s 200-day average common stock price as reported by the NASDAQ Capital Market; and finally that amount is then rounded to the nearest 100 shares.  The following count towards satisfaction of these stock ownership guidelines: (i) shares owned outright by the executive or his or her immediate family members residing in the same household; (ii) stock held in the Plug Power Inc. Savings and Retirement Plan (401K Plan); (iii) restricted stock issued as part of an executive’s annual or other bonus whether or not vested; (iv) shares acquired upon the exercise of employee stock options; (v) shares underlying unexercised employee stock options as part of the Plug Power Inc. Employee Stock Option Plan (ESOP) times a factor of thirty-three percent; and (vi) shares held in trust.

Stock option awards provide our executive officers with the right to purchase shares of our common stock at a fixed exercise price typically for a period of up to ten years, subject to continued employment with our Company.  Stock options are earned on the basis of continued service and generally vest over three years, beginning with one-third vesting on the first anniversary of the grant date, one-third vesting on the second anniversary of the grant date and the final one-third vesting on the third anniversary of the grant date, subject to acceleration in certain circumstances.  Stock option awards are made pursuant to our 2011 Stock Option and Incentive Plan.  Except as may otherwise be provided in the applicable stock option award agreement, stock option awards become fully exercisable upon a change of control under the 2011 Stock Option and Incentive Plan.  The exercise price of each stock option granted under our 2011 Stock Option and Incentive Plan is the closing price of our common stock on the NASDAQ Capital Market as of the effective date of each grant.

Grants to new hires and grants relating to an existing executive officer’s promotion may be made on a periodic basis.  All grants to executive officers are approved by the Compensation Committee.  We consider a number of factors in determining the number of stock options, if any, to grant to our executives, including:

  the number of shares subject to, and exercise price of, outstanding options, both vested and unvested, held by our named executive officers;

  the vesting schedule of the unvested stock options held by our named executive officers; and

  the amount and percentage of our total equity on a diluted basis held by our named executive officers.

Restricted stock awards provide our executive officers with shares of our stock that they may retain or trade; however, all executive officers must trade within their rights according to our Insider Trading Policy.  The restricted stock is intended to be a long-term incentive alternative to the stock option awards that may be appropriate for executive officers based on their performance and their critical skills.  Restricted stock awards may vest over three years, beginning with one-third vesting one year after the date of grant, then pro-rata vesting monthly thereafter. Restricted stock awards are made pursuant to our 2011 Stock Option and Incentive Plan.

On October 28, 2009, the Compensation Committee recommended and the Board of Directors approved a Long Term Incentive (LTI) Plan pursuant to the terms of the Company’s 1999 Stock Option and Incentive Plan. Designed as an incentive vehicle to support employee efforts, the LTI Plan seeks to increase shareholder value by encouraging Plug Power employees to continue to work diligently to further the Company’s long term goals, particularly the recently announced three year plan to achieve profitability in 2012.

Under the LTI Plan, a select group of critical employees received a Restricted Stock Unit Award Agreement (Agreement) awarding a one time grant of restricted stock units (RSUs) calculated using a multiple of the selected employee’s base salary. According to the Agreement, the restrictions on each participant’s RSU allocation will lapse over a three year period upon successful completion of weighted performance-based metrics. Specifically, restrictions on 25% of RSUs are tied to the Company’s achievement of revenue targets, while the restrictions on 75% of RSUs are tied to the Company’s achievement of earnings before interest expense, taxes, depreciation, amortization and non-cash charges for equity compensation (measurement referred to in the Agreement as “EBITDAS”) targets. Intended to supplement the annual employee incentive plan payout, the total number of RSUs on which restrictions shall lapse each year will vary depending on the Company’s progress achieving the corresponding threshold, target or stretch goals.

Restrictions shall lapse with respect to the corresponding revenue RSUs based on the following sample schedule, depending on the Company’s achievement of the Revenue targets for 2011 and 2012:

FOR ACHIEVEMENT OF REVENUE PERFORMANCE TARGETS

	RSU	Percent	RSU's	RSU's
2010 PERFORMANCE	Allocation	Vesting	Earned	Forfeited
< Threshold	0	0%	0	3,831
>= Threshold and < Target	13,931	20%	2,786	1,045
>= Target and < Stretch	17,413	20%	3,483	348
>= Stretch	19,155	20%	3,831	0

	RSU	Percent	RSU's	RSU's
2011 PERFORMANCE	Allocation	Vesting	Earned	Forfeited
< Threshold	0	0%	0	4,789
>= Threshold and < Target	13,931	25%	3,483	1,306
>= Target and < Stretch	17,413	25%	4,353	436
>= Stretch	19,155	25%	4,789	0
	RSU	Percent	RSU's	RSU's
2012 PERFORMANCE	Allocation	Vesting	Earned	Forfeited
< Threshold	0	0%	0	10,535
>= Threshold and < Target	13,931	55%	7,662	2,873
>= Target and < Stretch	17,413	55%	9,577	958
>= Stretch	19,155	55%	10,535	0

Restrictions shall lapse with respect to the corresponding EBITDAS RSUs based on the following sample schedule, depending on the Company’s achievement of the EBITDAS targets for 2011 and 2012:

FOR ACHIEVEMENT OF EBITDAS PERFORMANCE TARGETS

	RSU	Percent	RSU's	RSU's
2010 PERFORMANCE	Allocation	Vesting	Earned	Forfeited
< Threshold	0	0%	0	11,493
>= Threshold and < Target	41,791	20%	8,358	3,135
>= Target and < Stretch	52,240	20%	10,448	1,045
>= Stretch	57,463	20%	11,493	0
	RSU	Percent	RSU's	RSU's
2011 PERFORMANCE	Allocation	Vesting	Earned	Forfeited
< Threshold	0	0%	0	14,366
>= Threshold and < Target	41,791	25%	10,448	3,918
>= Target and < Stretch	52,240	25%	13,060	1,306
>= Stretch	57,463	25%	14,366	0
	RSU	Percent	RSU's	RSU's
2012 PERFORMANCE	Allocation	Vesting	Earned	Forfeited
< Threshold	0	0%	0	31,604
>= Threshold and < Target	41,791	55%	22,985	8,619
>= Target and < Stretch	52,240	55%	28,732	2,872
>= Stretch	57,463	55%	31,604	0

      For example, assuming the Company achieves stretch revenue and EBITDAS metrics, restrictions on a maximum of 25% of total awarded RSUs will lapse in 2012 for performance in 2011; and restrictions on a maximum of 55% of total awarded RSUs will lapse in 2013 for performance in 2012.  Alternatively, if at the end of the fiscal year it is determined that the Company failed to achieve these articulated performance-based metrics, a percentage of RSUs will be forfeited for that fiscal year.

Pursuant to the terms of the Agreement, in the event stretch revenue and EBITDAS metrics are reached during each of the three years of the grant period commencing on January 1, 2010, the Company could issue a maximum of 8,667,666 shares to LTI Plan participants, currently representing approximately 6.6% of total outstanding shares. Restrictions on these shares only lapse in the event the Company performs at the articulated performance metrics.

In 2010, no threshold target or stretch revenue and EBITDAS performance-based metrics were reached.  Accordingly, no restrictions lapsed with respect to the 2010 performance period and 20% of the total awarded RSUs for the Named Executive Officers were forfeited as follows: Mr. Marsh 257,813 RSUs, Mr. Anderson 158,654 RSUs, Mr. Conway 95,192 RSUs, Mr. Hansen 95,192 RSUs, and Mr. Corless 91,942 RSUs.

In 2011, no threshold, target or stretch revenue and EBITDAS performance-based metrics were reached.  Accordingly, no restrictions lapsed with respect to the 2011 performance period and 20% of the total awarded RSUs for the Named Executive Officers were forfeited as follows:  Mr. Marsh  32,227 RSUs, Mr. Anderson  19,832 RSUs, Mr. Conway  11,899 RSUs, Mr. Hansen  11,899 RSUs and Mr. Corless  11,492 RSUs.

Broad-Based Benefits

All full-time employees, including our named executive officers, may participate in our health and welfare benefit programs, including medical, dental, and vision care coverage, disability insurance and life insurance, and our 401(k) plan.

Our Executive Compensation Process

        The Compensation Committee of our Board of Directors is responsible for determining the compensation for our named executive officers.  The Compensation Committee is composed entirely of non-employee directors who are “independent” as that term is defined in the applicable NASDAQ rules.  In determining executive compensation, our Compensation Committee annually reviews the performance of our executives with our Chief Executive Officer, and our Chief Executive Officer makes recommendations to our Compensation Committee with respect to the appropriate base salary, annual incentive bonuses and performance measures, and grants of long-term equity incentive awards for each of our executives.  The Chairman of the Compensation Committee makes recommendations to the Compensation Committee with regards to the Chief Executive Officer’s compensation.  The Compensation Committee makes its determination regarding executive compensation and then recommends such determination to the Board of Directors.  The Board of Directors ultimately approves executive compensation.

As a result, the total amount of compensation that we paid to our executives, the types of executive compensation programs we maintained, and the amount of compensation paid to our executives under each program has been determined by our Compensation Committee and Board of Directors based on their understanding of the market, experience in making these types of decisions, and judgment regarding the appropriate amounts and types of executive compensation to provide.

Summary Compensation

The following table sets forth information concerning compensation for services rendered in all capacities awarded to, earned by or paid in the last three fiscal years to the Company's Named Executive Officers.

					Non-Equity
					Incentive Plan	All Other
Name and Principal Position	Year	Salary ($)	Stock Awards ($)	Option Awards ($)	Compensation ($)	Compensation ($)	Total ($)
		(1)	(2)	(3)	(4)
Andrew Marsh	2011	375,000	-	740,588	121,125	14,276 (5)	1,250,989
President, Chief Executive Officer and Director	2010	375,000	-	-	-	12,526 (5)	387,526
	2009	382,212	57,562	1,775	-	48,742 (5)	490,291
Gerald A. Anderson	2011	300,000	-	421,708	57,000	9,507 (6)	788,215
Chief Financial Officer and Senior Vice President	2010	258,654	-	-	-	12,526 (6)	271,180
	2009	254,807	50,150	1,775	-	12,526 (6)	319,258
Gerard L. Conway, Jr.	2011	200,000	-	245,130	38,000	180 (7)	483,310
General Counsel, Corporate Secretary and	2010	200,000	-	-	-	180 (7)	200,180
Senior Vice President	2009	203,846	38,300	1,775	-	180 (7)	244,101
Erik J. Hansen	2011	230,000	-	245,130	251,700	175,784 (8)	902,614
Senior Vice President	2010	209,034	-	-	-	9,346 (8)	218,380
	2009	181,000	37,400	1,775	-	9,158 (8)	229,333
Adrian Corless (9)	2011	215,000	-	245,130	40,850	5,215 (10)	506,195
Chief Technology Officer, Senior Vice President	2010	215,827	-	-	-	61,122 (10)	276,949
	2009	-	-	-	-	-	-

(1)

This column represents the dollar amount of base salary actually paid to executives.  During 2009, our fiscal calendar included fifty-three (53) pay periods, and therefore, each executive earned one (1) additional week of base pay.

(2)

This column represents the aggregate grant date fair value of the stock award computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures. Fair value is calculated using the closing price of Plug Power stock on the date of grant. For additional information on stock awards, refer to note 13 of the Company’s consolidated financial statements in the Form 10-K for the year ended December 31, 2011, as filed with the SEC. These amounts reflect the Company’s accounting expense for these awards, and do not correspond to the actual value that will be recognized by the named executives.

(3)

This column represents the aggregate grant date fair value of the option award computed in accordance with FASB ASC Topic 718. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures.  For additional information on the valuation assumptions with respect to option awards, refer to note 13 of the Company’s consolidated financial statements in the Form 10-K for the year ended December 31, 2011, as filed with the SEC. These amounts reflect the Company’s accounting expense for these awards, and do not correspond to the actual value that will be recognized by the named executives.

(4)	This column represents the dollar amount of bonuses paid to executives in 2012 under a non-equity incentive plan earned in 2011.

(5)

Includes the Company’s share of contributions on behalf of Mr. Marsh to the Plug Power 401(k) savings plan in the amount of $13,760, $12,250 and $12,250 in the years ended 2011, 2010 and 2009, respectively, payments of $516, $276 and $276 for supplemental life insurance premiums in the years ended 2011, 2010 and 2009, respectively, and $36,216 for moving and relocation expenses in 2009.

29
(6)

Includes the Company’s share of contributions on behalf of Mr. Anderson to the Plug Power 401(k) savings plan in the amount of $9,231, $12,250 and $12,250 in the years ended 2011, 2010 and 2009, respectively, and payments of $276, $276 and $276 for supplemental life insurance premiums in the years ended 2011, 2010 and 2009, respectively.

(7)	Includes payments of $180, $180 and $180 for supplemental life insurance premiums in the years ended 2011, 2010 and 2009, respectively.

(8)

Includes the Company’s share of contributions on behalf of Mr. Hansen to the Plug Power 401(k) savings plan in the amount of $9,246, $9,346 and $9,158 in the years ended 2011, 2010 and 2009, respectively, payment of $166,418 for moving and relocation expenses in 2011, and payment of $120 for supplemental life insurance premiums in the years ended 2011.

(9)	Mr. Corless became a named executive officer in 2010.

(10)

Includes payments of $180 and $120 for supplemental life insurance premiums in the years ended 2011 and 2010, respectively, as well as a stipend of $5,035 and $61,002 related to moving and relocation expenses in 2011 and 2010, respectively.

Grants of Plan-Based Awards Table

        The following table provides information about equity awards granted to the named executive officers in 2011:

		All Other Option
		Awards:
		Number of
		Securities	Exercise or Base	Grant Date Fair
		Underlying	Price of Option	Value of Option
Name	Grant Date	Options (#)	Awards ($/Sh)	Awards
		(1)	(2)	(3)
Andrew Marsh	04/13/11	106,600	6.10	445,588
	12/13/11	200,000	2.17	295,000
Gerald A. Anderson	04/13/11	65,600	6.10	274,208
	12/13/11	100,000	2.17	147,500
Gerard L. Conway, Jr.	04/13/11	41,000	6.10	171,380
	12/13/11	50,000	2.17	73,750
Erik J. Hansen	04/13/11	41,000	6.10	171,380
	12/13/11	50,000	2.17	73,750
Adrian Corless	04/13/11	41,000	6.10	171,380
	12/13/11	50,000	2.17	73,750

(1)
This column shows the number of stock options granted in 2011 to the named executives.

(2)
This column shows the exercise price for the stock options granted, which was the closing price of Plug Power stock on the date of grant, the date the Compensation Committee granted the options.

30
(3)
This column represents the aggregate grant date fair value of the option award computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures. For additional information on the valuation assumptions with respect to option awards, refer to note 13 of the Company’s consolidated financial statements in the Form 10-K for the year ended December 31, 2011, as filed with the SEC. These amounts reflect the Company’s accounting expense for these awards, and do not correspond to the actual value that will be recognized by the named executives.

  Employment Agreements

The Company and Mr. Marsh are parties to an employment agreement which renews automatically for successive one-year terms unless Mr. Marsh or the Company gives notice to the contrary. Mr. Marsh receives an annual base salary of $375,000 and is eligible to: (i) receive an annual incentive bonus of up to an amount equal to fifty percent (50%) of his annual base salary; (ii) participate in all savings and retirement plans; and (iii) participate in all benefit and executive perquisites. Mr. Marsh’s employment may be terminated by the Company for “Cause”, as defined in the agreement, or by Mr. Marsh for “Good Reason”, as defined in the agreement, or without “Good Reason” upon written notice of termination to the Company. If Mr. Marsh’s employment is terminated by the Company for any reason other than Cause, death or disability, or in the event that Mr. Marsh terminates his employment with the Company and is able to establish “Good Reason”, the Company is obligated to pay Mr. Marsh the sum of the following amounts:

(i)	any earned but unpaid annual base salary,
(ii)	incentive bonus earned but not yet paid,
(iii)	unpaid expense reimbursements,
(iv)	accrued but unused vacation, plus
(v)	any benefits that may have vested under any employee benefit plan of the Company through the date of termination; plus:
(a) one (1) times annual base salary and
(b) one (1) times the annual incentive bonus for the immediately preceding fiscal year.

In addition, Mr. Marsh is entitled to fully vest as of the date of termination in any outstanding restricted stock, stock options and other stock awards previously granted that would have vested had he remained an employee for an additional twelve (12) months following the date of termination. Furthermore, the Company is required to continue paying health insurance and other benefits to Mr. Marsh and his eligible family members for twelve (12) months following his termination. The agreement also provides, among other things, that if, within twelve (12) months after a “Change in Control”, as defined in the agreement, the Company terminates such executive’s employment without Cause, then such executive shall be entitled to :

(i)

receive a lump sum payment equal to three (3) times the sum of (1) his current annual base salary plus (2) his average annual incentive bonus over the three (3) fiscal years prior to the Change in Control (or his annual incentive bonus for the fiscal year immediately preceding to the Change of Control, if higher),

(ii)	continued vesting of his stock options and other stock-based awards for twelve (12) months following the Change of Control as if he had remained an active employee, and
(iii)	receive benefits, including health and life insurance for twelve (12) months following the Change of Control.

The Company and Messrs. Anderson, Conway, Hansen and Corless are parties to Executive Employment Agreements pursuant to which if any of their employment is terminated by the Company for any reason other than “Cause”, as defined in the agreement, death or disability, or in the event that any terminates his employment with the Company and is able to establish “Good Reason”, as defined in the agreement, the Company is obligated to pay each the sum of the following amounts:

(i)	any earned but unpaid annual base salary,
(ii)	incentive bonus earned but not yet paid,
(iii)	unpaid expense reimbursements,
(iv)	accrued but unused vacation, plus
(v)	any benefits that may have vested under any employee benefit plan of the Company through the date of termination; plus (a) one (1) times annual base salary.

In addition, each is entitled to exercise any vested stock options for twelve (12) months following the date of termination. Furthermore, the Company is required to continue paying health insurance and other benefits to each and his eligible family members for twelve (12) months following his termination. The Executive Employment Agreements also provide, among other things, that if, within twelve (12) months after a “Change in Control”, as defined in the agreement, the Company terminates such executive’s employment without Cause, then such executive shall be entitled to:

(i)

receive a lump sum payment equal to the sum of (1) his average annual base salary over the three (3) fiscal years immediately prior to the Change of Control (or the executive’s annual base salary in effect immediately prior to the Change of Control, if higher) and (2) his average annual bonus over the three (3) fiscal years prior to the Change in Control (or the executive’s annual bonus in effect immediately prior to the Change of Control, if higher),

(ii)	continued vesting of his stock options for twelve (12) months following the Change of Control as if he had remained an active employee, and
(iii)	receive benefits, including health and life insurance for twelve (12) months following the Change of Control.

2011 Stock Option Grants

In 2011, we granted Mr. Marsh stock options to purchase 106,600 shares at an exercise price of $6.10 and stock options to purchase 200,000 shares at an exercise price of $2.17.  We granted Mr. Anderson stock options to purchase 65,600 shares at an exercise price of $6.10 and stock options to purchase 100,000 shares at an exercise price of $2.17.  We granted Messrs. Conway, Hansen and Corless stock options to purchase 41,000 shares at an exercise price of $6.10 and stock options to purchase 50,000 shares at an exercise price of $2.17.  Each of Messrs. Marsh, Anderson, Conway, Hansen and Corless’s stock options vest over three years with one-third of the total award vesting on the first anniversary of the grant date and the remainder vesting on the second and third anniversaries of the grant date.  Each of these stock options has an exercise price equal to the fair market value on the grant date and a term of ten years.

  Outstanding Equity Awards at 2011 Fiscal Year-End

        The following table provides information on the holdings of stock options by the Named Executive Officers as of December 31, 2011.   For additional information about the option awards and stock awards, see the description of equity incentive compensation in the section titled “Compensation Discussion and Analysis.”

	Option Awards				Stock Awards
					Equity Incentive	Equity Incentive Plan
	Number of	Number of			Plan Awards:	Awards: Market or
	Securities	Securities			Number of Unearned	Payout Value Of
	Underlying	Underlying			Shares, Units, or	Unearned Shares,
	Unexercised	Unexercised	Option		Other Rights That	Units, or Other Rights
	Options (#)	Options (#)	Exercise	Option	Have Not Yet	That Have Not Yet
Name	Exercisable	Unexercisable	Price ($)	Expiration Date	Vested (1)	Vested ($) (2)
Andrew Marsh	40,000		35.80	04/08/18	51,563	105,189
	167		9.50	05/20/19
		83	9.50	05/20/19
		106,600	6.10	04/13/21
		200,000	2.17	12/13/21
Gerald A. Anderson	4,500		33.30	07/09/17	31,731	64,731
	2,700		26.00	01/24/18
	167		9.50	05/20/19
		83	9.50	05/20/19
		65,600	6.10	04/13/21
		100,000	2.17	12/13/21
Gerard L. Conway, Jr.	800		67.30	12/22/13	19,039	38,840
	1,200		53.90	01/28/15
	3,000		55.80	02/01/16
	3,000		37.50	02/14/17
	2,700		26.00	01/24/18
	167		9.50	05/20/19
		83	9.50	05/20/19
		41,000	6.10	04/13/21
		50,000	2.17	12/13/21
Erik J. Hansen	5,000		8.60	10/29/18	19,039	38,840
	167		9.50	05/20/19
		83	9.50	05/20/19
		41,000	6.10	04/13/21
		50,000	2.17	12/13/21
Adrian Corless	3,000		32.40	04/04/17	18,389	37,514
	2,700		24.20	07/30/18
	167		9.50	05/20/19
		83	9.50	05/20/19
		41,000	6.10	04/13/21
		50,000	2.17	12/13/21

(1)	This column represents the number of shares that have not yet vested, and have not yet been earned. The number of shares is based on achieving threshold performance of goals.

(2)	This column represents the market value of the unearned restricted stock awards using the stock price at the end of fiscal year 2011.

Option Exercises and Stock Vested in Fiscal 2011 Table

There were no option exercises or stock awards vested during the year for the named executive officers.

Potential Payments Upon Termination or Change-in-Control

The Company and Messrs. Marsh, Anderson, Conway, Hansen and Corless are parties to employment agreements, respectively, that provide for a potential payment upon termination for other than “Cause” as discussed above in Employment Agreements.

Such payments by the Company to any of Messrs. Marsh, Anderson, Conway, Hansen, or Corless are subject to the executive signing a general release of claims in a form and manner satisfactory to the Company and in no event is the executive entitled to receive any such payment after he breaches the Employee Patent, Confidential Information and Non-Compete Agreement referenced in the executive’s respective agreement or any non-compete, non-solicit or non-disclosure covenants in any agreement between the Company and such executive.  We agreed to provide severance payments to such executives in these circumstances based on our negotiations with each of our executives at the time they joined our Company, or as negotiated subsequent to hiring, and in order to provide a total compensation package that we believed to be competitive.  Additionally, we believe that providing severance upon a termination without cause can help to encourage our executives to take the risks that we believe are necessary for our Company to succeed and also recognizes the longer hiring process typically involved in hiring a senior executive.

The following are excerpts of the definitions of Cause and Terminating Events from the Employment Agreements referenced above.

“Cause” shall mean (i) a willful act of dishonesty by the Executive with respect to any matter involving the Company or any subsidiary or affiliate, or (ii) conviction of the Executive of a crime involving moral turpitude, (iii)  the failure to perform to the reasonable satisfaction of the Board a substantial portion of the Executive’s duties and responsibilities assigned or delegated under this Agreement (other than any such failure after the Executive gives notice of termination for “Good Reason”), which failure continues, in the reasonable judgment of the Board, after written notice given to the Executive by the Board.  For purposes of this definition (i) hereof, no act, or failure to act, on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive without reasonable belief that the Executive’s act, or failure to act, was in the best interests of the Company and its subsidiaries and affiliates. “Cause” may also include (i) the failure or refusal of the named executive to render services to us in accordance with his obligations under the employment agreement or a determination by us that the named executive has failed to perform the duties of his employment; (ii) disloyalty, gross negligence, dishonesty, breach of fiduciary duty or breach of the terms of the employment agreement or the other agreements executed in connection therewith; (iii) the commission by the named executive of an act of fraud, embezzlement or disregard of our rules or policies or the commission by the named executive of any other action which injures us; (iv) acts which, in the judgment of our board of directors, would tend to generate adverse publicity toward us; (v) the commission, or plea of nolo contendere, by the named executive of a felony; (vi) the commission of an act which constitutes unfair competition with us or which induces any of our customers to breach a contract with us; or (vii) a breach by the named executive of the terms of the non-competition and non-solicitation agreement or the employee nondisclosure and developments agreement between us and the named executive.

        “Terminating Event” shall mean a termination by the Company of the employment of the Executive with the Company for any reason other than (i) a willful act of dishonesty by the Executive with respect to any matter involving the Company or any subsidiary or affiliate, or (ii) conviction of the Executive of a crime involving moral turpitude, or (iii) the gross or willful failure by the Executive to substantially perform the Executive’s duties with the Company, which failure is not cured within thirty (30) days after a written demand for substantial performance is received by the Executive from the Board of Directors of the Company (the “Board”) which specifically identifies the manner in which the Board believes the Executive has not substantially performed the Executive’s duties, or (iv) the failure by the Executive to perform his full-time duties with the Company by reason of his death or Disability.  For purposes of clauses (i) and (iii) of this Section 1(a), no act, or failure to act, on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive without reasonable belief that the Executive’s act, or failure to act, was in the best interests of the Company and its subsidiaries and affiliates.  For purposes of this Agreement, “Disability” shall mean the Executive’s incapacity due to physical or mental illness which has caused the Executive to be absent from the full-time performance of his duties with the Company for a period of six (6) consecutive months if the Company shall have given the Executive a Notice of Termination and, within thirty (30) days after such Notice of Termination is given, the Executive shall not have returned to the full-time performance of his duties.

If Mr. Marsh had been terminated without cause on December 31, 2011, the approximate value of the severance package, including, as mentioned above in Employment Agreements, salary, benefits and equity awards, under his employment agreement would have been $653,757. This includes an acceleration of any remaining unvested options granted to such named executive under the 1999 Stock Option and Incentive Plan and the 2011 Stock Option and Incentive Plan. If Mr. Anderson, Conway, Hansen or Corless had been terminated without cause on December 31, 2011, the approximate value of the severance packages, including, as mentioned above in Employment Agreements, salary, benefits and equity awards, under the employment agreement for such named executive would have been for Mr. Anderson $383,081, for Mr. Conway $257,928, for Mr. Hansen $504,056 and Mr. Corless $270,030.

        The Company and Messrs. Marsh, Anderson, Conway, Hansen, and Corless are parties to employment agreements, respectively, that provide for a potential payment upon a “Change of Control”, as discussed above in Employment Agreements.  Such payments by the Company to the executive are subject to the executive signing a general release of claims in a form and manner satisfactory to the Company and in no event is Messrs. Marsh, Anderson, Conway, Hansen or Corless  entitled to receive any such payment after he breaches the Employee Patent, Confidential Information and Non-Compete Agreement referenced in the executives respective agreement or any non-compete, non-solicit or non-disclosure covenants in any agreement between the Company and such executive.

The following is an excerpt of the definition of Change of Control from the Employment Agreements referenced above.

“Change in Control” shall be deemed to have occurred in any one of the following events:

(i)

any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (other than the Company, any of its subsidiaries, any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its subsidiaries, OGK-3, together with all Affiliates and Associates (as such terms are hereinafter defined) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the then outstanding shares of common stock of the Company (the “Stock”) (other than as a result of an acquisition of securities directly from the Company); or

(ii)

persons who, as of the effective date of this Agreement (the “Effective Date”), constitute the Company’s Board of Directors (the “Incumbent Directors”) cease for any reason, including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board, provided that any person becoming a director of the Company subsequent to the Effective Date shall be considered an Incumbent Director if such person’s election was approved by or such person was nominated for election by either (A) a vote of at least a majority of the Incumbent Directors or (B) a vote of at least a majority of the Incumbent Directors who are members of a nominating committee comprised, in the majority, of Incumbent Directors; but provided further, that any such person whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of members of the Board of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director; or

(iii)

Upon (A) the consummation of any consolidation or merger of the Company where the shareholders of the Company, immediately prior to the consolidation or merger, did not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 of the Exchange Act), directly or indirectly, shares representing in the aggregate more than 50% of the voting shares of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), (B) the consummation of any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company or (C) the completion of a liquidation or dissolution that has been approved by the stockholders of the Company; or

(iv)

OGK-3, together with all Affiliates and Associates (as such terms are hereinafter defined) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the then outstanding Stock (other than as a result of an acquisition of securities directly from the Company).

For purposes of this Agreement, “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the Exchange Act, as in effect on the date of this Agreement; provided, however, that no person who is a director or officer of the Company shall be deemed an Affiliate or an Associate of any other director or officer of the Company solely as a result of his position as director or officer of the Company.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred for purposes of the foregoing clauses (i) or (iv) solely as the result of an acquisition of securities by the Company which, by reducing the number of shares of Stock outstanding, increases the proportionate number of shares of Stock beneficially owned by any person to 25% or more (or 50% or more in the case of clause (iv)) of the shares of Stock then outstanding; provided, however, that if any such person shall at any time following such acquisition of securities by the Company become the beneficial owner of any additional shares of Stock (other than pursuant to a stock split, stock dividend, or similar transaction) and such person immediately thereafter is the beneficial owner of 25% or more (or 50% or more in the case of clause (iv)) of the shares of Stock then outstanding, then a “Change in Control” shall be deemed to have occurred for purposes of the foregoing clause (i) or (iv), as applicable.

 “Change-in-control” may also generally mean any of the following: (1) a sale or other disposition of all or substantially all of our assets; or (2) a merger or consolidation after which our voting securities outstanding immediately before the transaction cease to represent at least a majority of the combined voting power of the successor entity’s outstanding voting securities immediately after the transaction.  We agreed to provide payments to these executives in these circumstances in order to provide a total compensation package that we believed to be competitive.  Additionally, the primary purpose of our equity-based incentive awards is to align the interests of our executives and our stockholders and provide our executives with strong incentives to increase stockholder value over time.  As change-in-control transactions typically represent events where our stockholders are realizing the value of their equity interests in our Company, we believe it is appropriate for our executives to share in this realization of stockholder value, particularly where their employment is terminated in connection with the change-in-control transaction.  We believe that this will also help to better align the interests of our executives with our stockholders in pursuing and engaging in these transactions.

If a change-in-control had occurred on December 31, 2011 and on that date Messrs. Marsh, Anderson, Conway, Hansen or Corless had been terminated without Cause, experienced a material negative change in his or her compensation or responsibilities or was required to be based at a location more than fifty (50) miles from his or her current work location, the value of the change-of-control provisions, including, as mentioned above, salary, benefits, vested equity awards and expected bonus, under the employment or executive severance agreements for each such named executive would have been as follows: Mr. Marsh $1,642,828, Mr. Anderson $433,705, Mr. Conway $283,223, Mr. Hansen $527,618 and Mr. Corless $301,073.

The following Report of the Compensation Committee of the Board of Directors on Executive Compensation will not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any of the Company’s filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and will not otherwise be deemed filed under such Acts.

Compensation Committee Report

The Compensation Committee reviews and evaluates individual executive officers and determines the compensation for each executive officer (See the section entitled “Executive Compensation”). The Compensation Committee also oversees management’s decisions concerning the performance and compensation of other Company officers, administers the Company’s incentive compensation and other stock-based plans, evaluates the effectiveness of its overall compensation programs, including oversight of the Company’s benefit, perquisite and employee equity programs, and reviews the Company’s management succession plans. A more complete description of the Compensation Committee’s functions is set forth in the Compensation Committee’s charter which is published on the “Investors” section of the Company’s website at www.plugpower.com. Each member of the Compensation Committee is an independent director as defined in the NASDAQ Rules.

In general, the Compensation Committee designs compensation to attract, retain and motivate a superior executive team, reward individual performance, relate compensation to Company goals and objectives and align the interests of the executive officers with those of the Company’s stockholders. We rely upon our judgment about each individual—and not on rigid guidelines or formulas, or short-term changes in business performance—in determining the amount and mix of compensation elements for each senior executive officer. Key factors affecting our judgments include: the executive’s performance compared to the goals and objectives established for the executive at the beginning of the year; the nature, scope and level of the executive’s responsibilities; the executive’s contribution to the Company’s financial results; the executive’s effectiveness in leading the Company’s initiatives to increase customer value, productivity and revenue growth; and the executive’s contribution to the Company’s commitment to corporate responsibility, including the executive’s success in creating a culture of unyielding integrity and compliance with applicable law and the Company’s ethics policies.

The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed that analysis with Management.  Based on its review and discussions with Management, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for 2011and the Company’s 2012 Proxy statement.  This report on executive compensation for Fiscal 2011 is provided by the undersigned members of the Compensation Committee of the Board of Directors.

Gary K. Willis (Chairman)

George C. McNamee

Douglas Hickey

Compensation Committee Interlocks and Insider Participation

During Fiscal 2011, Messrs. Willis (Chairman) and McNamee served as members of the Compensation Committee.  None of them had any relationship with the Company requiring disclosure under applicable rules and regulations of the SEC.

PROPOSAL2: APPROVAL OF THE AMENDMENT TO THE PLUG POWER INC. 2011 STOCK OPTION AND INCENTIVE PLAN

Summary of the Amendment to the 2011 Plan

The stockholders are being asked to approve an amendment to the 2011 Plan to increase the number of shares of Common Stock authorized for issuance under the 2011 Plan from 1,000,000 shares to 6,500,000 shares, an increase of 5,500,000 shares.  On April 5, 2012, upon the recommendation of the Compensation Committee, our Board of Directors approved the amendment to the 2011 Plan, subject to approval from our stockholders at the annual meeting. Our named executive officers and directors have an interest in this proposal, as each of them is eligible to receive grants under the 2011 Plan.

As of March 31, 2012, 189,666 shares of Common Stock were available for issuance under the 2011 Plan. We currently expect that these shares, together with shares which become available due to the cancellation of outstanding awards, will be insufficient for awards to new hires, directors and existing employees.

We believe strongly that the increase of shares issuable under the 2011 Plan is essential to our continued success. Our employees are our most valuable assets. At our current and projected growth rate, we anticipate that we will grant shares to support new employee growth, employee retention efforts, director compensation and other stock‑based incentive programs. Our Board has determined that it is in the best interest of the Company and our stockholders to increase the shares issuable under the 2011 Plan. The Board believes that stock options and other stock‑based incentive awards can play an important role in the success of the Company by encouraging and enabling the employees, officers, non-employee directors and other key persons of the Company and its subsidiaries upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its business to acquire a proprietary interest in the Company. The Board anticipates that providing such persons with a direct stake in the Company will assure a closer identification of the interests of such individuals with those of the Company and its stockholders, thereby stimulating their efforts on the Company’s behalf and strengthening their desire to remain with the Company.

Vote Required for Approval

A quorum being present, the affirmative vote of a majority of shares of common stock present in person or represented by proxy at the meeting and entitled to vote on this proposal is required for the approval of the Amendment of the 2011 Plan.  For purposes of determining whether this proposal has passed, abstentions will be treated as votes cast against this proposal, while broker non-votes will not be treated as votes cast on this proposal and those non-votes will have the effect of reducing the number of affirmative votes required to achieve a majority for such matter by reducing the total number of shares from which the majority is calculated.

Recommendation of the Board

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR”

THE APPROVAL OF THE AMENDMENT TO THE PLUG POWER INC. 2011 STOCK OPTION AND INCENTIVE PLAN

Summary of the 2011 Plan

The Board of Directors believes that stock options and other stock-based incentive awards can play an important role in the success of the Company by encouraging and enabling the current employees, consultants, officers and non-employee directors and prospective employees of the Company and its subsidiaries upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its business to acquire a proprietary interest in the Company.  The Board of Directors anticipates that providing such persons with a direct stake in the Company will assure a closer identification of the interests of participants in the plan with those of the Company and its stockholders, thereby stimulating their efforts on the Company’s behalf and strengthening their desire to remain with the Company.

On March 31, 2011, the Board of Directors adopted the 2011 Stock Option and Incentive Plan (the “2011 Plan”), which was approved by Company’s stockholders on May 12, 2011 at the Company’s annual meeting. The 2011 Plan replaces the Company’s expiring 1999 Stock Option and Incentive Plan (the “1999 Stock Option Plan”), which terminated effective upon the approval by the Company’s stockholders of the 2011 Plan.  The 2011 Plan provides flexibility to the Company’s Compensation Committee to use various equity-based incentive awards as compensation tools to motivate the Company’s workforce.

The following description of certain features of the 2011 Plan is intended to be a summary only. The summary is qualified in its entirety by the full text of the 2011 Plan, as set forth in Appendix B to the Company’s Proxy Statement for last year’s Annual Meeting of Stockholders filed on April 11, 2011, and the proposed amendment, as set forth in Appendix A, attached hereto.

The material features of the 2011 Plan are:

  The maximum number of shares to be issued under the 2011 Plan is the sum of (i) 1,000,000 shares of Common Stock, plus (ii) the number of shares of Common Stock underlying any grants pursuant to the 2011 Plan or the 1999 Stock Option Plan that are forfeited, canceled, repurchased or are terminated (other than by exercise);

  The award of stock options (both incentive and non-qualified options), stock appreciation rights, deferred stock awards, restricted stock, unrestricted stock, cash-based awards and performance share awards is permitted; and

  The 2011 Plan is administered by the Compensation Committee of the Board.  The Compensation Committee, in its discretion, may grant a variety of incentive awards based on the common stock of the Company.

Administration.  The Compensation Committee of our Board of Directors currently administers our 2011 Stock Option and Incentive Plan. The Compensation Committee of our Board of Directors is responsible for reviewing all of our executive compensation plans.

Eligibility.  All of our employees, consultants and non-employee directors are eligible to be granted awards under our 2011 Stock Option and Incentive Plan. An employee, consultant or non-employee director granted an award is a participant under our 2011 Stock Option and Incentive Plan.

Number of Shares Available for Issuance. The maximum number of shares of our common stock that are authorized for issuance under our 2011 Stock Option and Incentive Plan is 1,000,000, which does not include the additional 5,500,000 shares being proposed under the Amendment to the 2011 Plan. Shares issued under the 2011 Stock Option and Incentive Plan may be treasury shares or authorized but unissued shares.  In the event the number of shares to be delivered upon the exercise or payment of any award granted under the 2011 Stock Option and Incentive Plan is reduced for any reason or in the event that any award (or portion thereof) can no longer be exercised or paid, the number of shares no longer subject to such award shall be released from such award and shall thereafter be available under the 2011 Stock Option and Incentive Plan for the grant of additional awards.  Upon the occurrence of a merger, consolidation, recapitalization, reclassification, stock split, stock dividend, combination of shares or the like, the plan administrator may ratably adjust the aggregate number and affected class of securities available under the 2011 Stock Option and Incentive Plan.

Types of Awards. The plan administrator may grant the following types of awards under our 2011 Stock Option and Incentive Plan: stock options; restricted stock; or other stock-based awards. Stock options awarded under our 2011 Stock Option and Incentive Plan may be nonqualified stock options or incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended. With the exception of incentive stock options, the plan administrator may grant, from time to time, any of the types of awards under our 2011 Stock Option and Incentive Plan to our employees, consultants and non-employee directors. Incentive stock options may only be granted to our employees.

        Stock Options. A stock option is the right to acquire shares of our common stock at a fixed price for a fixed period of time and generally is subject to a vesting requirement. To date, as a matter of practice, options have generally been subject to a three-year vesting period, with one-third of the total award vesting at the first anniversary of the grant date and the remainder vesting in equal thirds each anniversary thereafter.  A stock option will be in the form of a nonqualified stock option or an incentive stock option. The exercise price is set as the market price on the grant date.  The term of a stock option may not exceed ten years or five years in the case of incentive stock options granted to a 10% owner.  Our 2011 Stock Option and Incentive Plan also allows for the early exercise of unvested options, provided that right is permitted in the applicable stock option agreement. All outstanding unvested shares of our common stock acquired through early exercised options are subject to repurchase by us.  After termination of an optionee, he or she may exercise his or her vested options for the period of time stated in the stock option agreement.  If termination is for cause, vested options may no longer be exercised.  In all other cases, the vested options will remain exercisable for executives twelve (12) months.  However, an option may not be exercised later than its expiration date.

Restricted Stock.  A restricted stock award is an award entitling the recipient to acquire, at par value or such other higher purchase price determined by the administrator, shares of stock subject to such restrictions and conditions as the administrator may determine at the time of grant.  Conditions may be based on continuing employment (or other business relationship) and/or achievement of pre-established performance goals and objectives.  The grant of a restricted stock award is contingent on the participant executing the restricted stock award agreement.  Restricted stock awards are shares of our common stock that are subject to cancellation, restrictions and vesting conditions, as determined by the plan administrator.  Restricted stock awards generally vest over three years, beginning with one-third vesting one year after the date of grant, then pro-rata vesting monthly thereafter. Restricted stock awards are made pursuant to our 2011 Stock Option and Incentive Plan.

Other Awards.  The administrator of the 2011 Stock Option and Incentive Plan also may grant other forms of awards that generally are based on the value of our common stock as determined by the plan administrator to be consistent with the purposes of our 2011 Stock Option and Incentive Plan including restricted Stock units.  A restricted Stock unit is a commitment by the Company to issue a share of our Common Stock for each restricted Stock unit at the time that the restrictions set in forth in the award lapse or are satisfied.

Amendment and Discontinuance; Term.  The plan administrator may amend, suspend or terminate our 2011 Stock Option and Incentive Plan at any time, with or without prior notice to or consent of any person, except as would require the approval of our stockholders, be required by law or the requirements of the exchange on which our common stock is listed or would adversely affect a participant’s rights to outstanding awards without their consent. The Company’s shareholders approved the 2011 Stock Option and Incentive Plan on May 16, 2011, which constitutes the effective date of the 2011 Stock Option and Incentive Plan.  Unless terminated earlier, our 2011 Stock Option and Incentive Plan will expire on the tenth anniversary of its effective date, which will be May 16, 2021.

Based solely on the closing price of the Company’s common stock as reported on the NASDAQ Capital Market on April 2, 2012, the maximum aggregate market value of the additional 5,500,000 shares that could potentially be issued under the 2011 Plan Amendment is $6,985,000.  The shares issued by the Company under the 2011 Plan will be authorized but unissued shares.  Shares tendered or held back upon exercise of an option or settlement of an award to cover the exercise price or tax withholding shall not be available for future issuance under the 2011 Plan.

To ensure that certain awards granted under the 2011 Plan, including awards of restricted stock and deferred stock awards, to a “Covered Employee” (as defined in the Internal Revenue Code of 1986 (the “Code”)) qualify as “performance‑based compensation” under Section 162(m) of the Code, the 2011 Plan provides that the Compensation Committee may require that the vesting of such awards be conditioned on the satisfaction of performance criteria (which shall be applicable to the organizational level specified by the Compensation Committee including, but not limited to, the Company or a unit, division, group or subsidiary of the Company) which are limited to the following: (i) earnings before interest, taxes, depreciation and amortization (ii) return on equity, assets, capital or investment:  (iii) net income (loss) (either before or after interest, taxes, depreciation and/or amortization); (iv) cash flow (including, but not limited to, operating cash flow and free cash flow); (v) total stockholder return; (vi) changes in the market price of the Company’s Common Stock; (vii) sales or market share; (viii) earnings (loss) per share of the Company’s Common Stock; (ix) economic value-added; (x) sales or revenue; (xi) acquisitions or strategic transactions; (xii) achievement of project development milestones; (xiii) operating income (loss); (xiv) return on sales; (xv) gross or net profit levels; (xvi) productivity; (xvii) expense; (xviii) margins; (xix) operating efficiency; (xx) capital raising transactions; (xxi) debt transactions; (xxii) working capital; and (xxiii) number of customers, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group.  The Compensation Committee will select the particular performance criteria within 90 days following the commencement of a performance cycle.  Subject to adjustments for stock splits and similar events, the maximum award of restricted stock or deferred stock (or combination thereof) granted to any one individual that is intended to qualify as “performance‑based compensation” under Section 162(m) of the Code will not exceed 2,500,000 shares for any performance cycle, and incentive stock options with respect to no more than 2,000,000 shares may be granted to any one individual during any calendar year period.

Persons eligible to participate in the 2011 Plan will be those officers, employees, non-employee directors and other key persons (including consultants and prospective employees) of the Company and its subsidiaries as selected from time to time by the Compensation Committee.  Approximately 140 individuals are currently eligible to participate in the 2011 Plan.

The Board of Directors may at any time amend or discontinue the 2011 Plan and the Compensation Committee may at any time amend or cancel any outstanding award for the purpose of satisfying changes in the law or for any other lawful purpose.  However, no such action may adversely affect any rights under any outstanding award without the holder’s consent.  Any amendments that materially change the terms of the 2011 Plan, including any amendments that increase the number of shares reserved for issuance under the 2011 Plan, expand the types of awards available, materially expand the eligibility to participate in, or materially extend the term of, the 2011 Plan, or materially change the method of determining the fair market value of the Company’s common stock, will be subject to approval by stockholders.  Amendments shall also be subject to approval by the Company’s stockholders if and to the extent determined by the Compensation Committee to be required by the Code to preserve the qualified status of incentive options or to ensure that compensation earned under the 2011 Plan qualifies as performance-based compensation under Section 162(m) of the Code.  In addition, except in connection with a reorganization or other similar change in the capital stock of the Company or a merger or other transaction, the Compensation Committee may not, without prior stockholder approval, reduce the exercise price of an outstanding stock option or stock appreciation right or effect repricing of an outstanding stock option or stock appreciation right through cancellation or regrants.

Because the grant of awards under the 2011 Plan is within the discretion of the Compensation Committee, we cannot determine the dollar value or number of shares of common stock that will in the future be received by or allocated to any participant in the 2011 Plan.

PROPOSAL 3:  RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

Introduction

The Audit Committee of the Board of Directors has appointed the firm of KPMG, independent auditors, to serve as independent auditors for its 2012 fiscal year. KPMG has served as the Company’s independent auditing firm since December 3, 2001. The Audit Committee reviewed and discussed its selection of, and the performance of, KPMG for its 2011 fiscal year. As a matter of good corporate governance, the

Audit Committee has determined to submit its selection to stockholders for ratification. If the selection of auditors is ratified, the Audit Committee in its discretion may select a different independent auditing firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

The Audit Committee of the Board of Directors has implemented procedures under the Company’s Audit Committee pre-approval policy for audit and non-audit services (the “Pre-Approval Policy”) to ensure that all audit and permitted non-audit services to be provided to the Company have been pre-approved by the Audit Committee. Specifically, the Audit Committee pre-approves the use of KPMG for specific audit and non-audit services, within approved monetary limits. If a proposed service has not been pre-approved pursuant to the Pre-Approval Policy, then it must be specifically pre-approved by the Audit Committee before it may be provided by KPMG. Any pre-approved services exceeding the pre-approved monetary limits require specific approval by the Audit Committee. For additional information concerning the Audit

Committee and its activities with KPMG, see “Committees and Meetings of the Board of Directors” and “Audit Committee Report” above.

Representatives of KPMG attended four out of the eleven meetings of the Audit Committee in-person in 2011. We expect that a representative of KPMG will attend the Annual Meeting, and the representative will have an opportunity to make a statement if he or she so desires. The representative will also be available to respond to appropriate questions from stockholders.

Audit Fees

The following table presents fees for professional services rendered by KPMG for the audit of the Company’s annual financial statements and fees billed for other services rendered by KPMG:

	KPMG
	2011	2010
Audit Fees	$425,000	$563,000
Audit-Related Fees	55,000	19,300
Tax Fees	-	-

Other	55,300	-
Total	$535,300	$582,300

In the above table, and in accordance with SEC definitions and rules: (1) “audit fees” are fees for professional services for the audit of the Company’s consolidated financial statements included in Form 10-K, review of unaudited interim consolidated financial statements included in Form 10-Qs, testing of the effectiveness of internal control on financial reporting, or for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements; (2) “audit-related fees” are fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements; (3) “tax fees” are fees for tax compliance, tax advice, and tax planning; and (4) “all other fees” are fees for any services not included in the first three categories.

The Audit Committee approved all audit and non-audit services provided to the Company by KPMG during Fiscal 2011.

Vote Required for Approval

A quorum being present, the affirmative vote of a majority of shares of common stock present in person or represented by proxy at the meeting and entitled to vote on this proposal is required for the ratification of KPMG as the Company’s independent auditors for 2012.

Recommendation of the Board

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE “FOR” THE RATIFICATION OF KPMG LLP AS PLUG POWER INC.’S INDEPENDENT AUDITORS FOR 2012.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On May 6, 2011, the Company entered into a Standstill and Support Agreement with INTER RAO and OGK-3.  As of March 29, 2012, OGK-3 directly owned approximately 11.8% of the Company’s outstanding shares of common stock and is a majority-owned subsidiary of INTER RAO.  The Standstill and Support Agreement provides for certain voting support arrangements, director designation rights and standstill arrangements.

The Company’s Board of Directors related party transaction policy that requires that the Company’s General Counsel, together with outside counsel as necessary, evaluate potential transaction before the Company enters into any agreements with a related party.  Certain transactions may require the Board of Directors’ and its Audit Committee’s approval. The policy defines a “related party” as: (i) the Company’s directors or executive officers, (ii) the Company’s director nominees, (iii) security holders known to Plug Power to beneficially own more than 5% of any class of Plug Power’s voting securities, or (iv) the immediate family members1 of any of the persons listed in items (i) – (iii).

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of Common Stock as of March 29, 2012 (except as otherwise indicated) by:

  all persons known by us to have beneficially owned 5% or more of the Common Stock;

  each director of the Company;

  the named executive officers; and

  all directors and executive officers as a group..

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1 For purposes of this policy, a person's immediate family should include such person’s child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law or any other person (other than a tenant or employee) sharing the household of such person.

The beneficial ownership of the stockholders listed below is based on publicly available information and from representations of such stockholders.

Name and Address of Beneficial Owner (1)	Shares Beneficially Owned (2)
	Number	Percentage (%)
Austin W. Marxe & David M. Greenhouse (3)	8,511,620	22.5%
OJSC OGK-3 (4)	4,462,693	11.8%
Interinvest Consulting Corp. of Canada Ltd. (5)	2,168,548	5.7%
George C. McNamee (6)	136,671	*
Andrew Marsh (7)	123,712	*
Gary K. Willis (8)	52,631	*
Larry G. Garberding (9)	52,375	*
Gerald A. Anderson (10)	50,296	*
Maureen O. Helmer (11)	48,932	*
Gerard L. Conway, Jr. (12)	36,127	*
Erik J. Hansen (13)	31,795	*
Adrian Corless (14)	29,987	*
Douglas T. Hickey (15)	9,375	*
Evgeny Rasskazov (4)	-	*
Evgeny Miroshnichenko (4)	-	*
All executive officers and directors as a group (12 persons)	571,901	1.5%

* Represents less than 1% of the outstanding shares of Common Stock

1)

The address for OJSC OJK-3 is Ermolayevsky pereulok, 25, 123001, Moscow, Russia.  Unless otherwise indicated, all other addresses for Beneficial Owners is c/o Plug Power Inc., 968 Albany Shaker Road, Latham, New York 12110.

2)

The number of shares beneficially owned by each stockholder is determined under rules promulgated by the SEC and includes voting or investment power with respect to securities. Under Rule 13d-3 under the Securities Exchange Act of 1934, as amended, beneficial ownership includes any shares to which the individual or entity has sole or shared voting power or investment power and includes any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days of March 29, 2012, through the exercise of any warrant, stock option or other right. The inclusion in this Proxy Statement of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares. The number of shares of Common Stock outstanding used in calculating the percentage for each listed person includes the shares of Common Stock underlying options, warrants or other rights held by such person that are exercisable within 60 days of March 29, 2012 but excludes shares of Common Stock underlying options, warrants or other rights held by any other person. Percentage of beneficial ownership is based on 37,767,541 shares of Common Stock outstanding as of  March 29, 2012. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares of Common Stock beneficially owned by the stockholder.

3)

Information is based on a Schedule 13D filed with the SEC on April 2, 2012 by Austin W. Marxe & David M. Greenhouse, which is located at 527 Madison Ave., New York, New York 10022.  Of the 8,511,620 shares beneficially owned, Austin W. Marxe & David M. Greenhouse share sole voting power over 8,511,620 shares.  According to the 13D, Messrs. Marxe and Greenhouse also beneficially own warrants to purchase 2,120,000 shares of common stock (which number of shares has been increased to 2,801,762 as a result of an anti-dilution adjustment), but such warrants are not currently exercisable and are not included in the 8,511,620 shares reflected in the table.

4)

On May 6, 2011, the Company entered into a Standstill and Support Agreement with INTER RAO and OGK-3.  The Standstill and Support Agreement provides for certain voting support arrangements, director designation rights and standstill arrangements. In a Form 3 filed with the SEC on March 29, 2011, INTER RAO UES reported that it directly owns 81.9% of OGK-3. By virtue of its ownership interest in OGK-3, INTER RAO UES could be deemed to have the power to vote, or direct the voting of, and the power to dispose, or direct the disposition of, the shares of Common Stock held by OGK-3, and as such could be deemed the beneficial owner of such shares of Common Stock.

5)

Information is based on a Schedule 13D filed with the SEC on March 28, 2012 by Interinvest Consulting Corp of Canada Ltd., which is located at 192 South Street, Boston, MA 02111.  Of the 2,168,548 shares beneficially owned, Interinvest Consulting Corp of Canada Ltd. has sole voting power over 2,168,548 shares.

6)	Includes 40,500 shares of Common Stock issuable upon exercise of outstanding options at a weighted average exercise price of $22.46.

7)	Includes 75,779 shares of Common Stock issuable upon exercise of outstanding options at a weighted average exercise price of $21.79.

8)	Includes 24,725 shares of Common Stock issuable upon exercise of outstanding options at a weighted average exercise price of $23.08.

9)	Includes 27,500 shares of Common Stock issuable upon exercise of outstanding options at a weighted average exercise price of $27.09.

10)	Includes 29,314 shares of Common Stock issuable upon exercise of outstanding options at a weighted average exercise price of $12.14.

11)	Includes 23,200 shares of Common Stock issuable upon exercise of outstanding options at a weighted average exercise price of $23.71.

12)	Includes 24,615 shares of Common Stock issuable upon exercise of outstanding options at a weighted average exercise price of $22.52.

13)	Includes 18,915 shares of Common Stock issuable upon exercise of outstanding options at a weighted average exercise price of $6.81.

14)	Includes 19,615 share of Common Stock issuable upon exercise of outstanding options at a weighted average exercise price of $12.66.

15)	Includes 5,000 shares of Common Stock issuable upon exercise of outstanding options at a weighted average exercise price of $67.22.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s officers, as defined by Section 16, and directors, and persons who own more than 10% of the Company’s outstanding shares of Common Stock (collectively, “Section 16 Persons”), to file initial reports of ownership and reports of changes in ownership with the SEC. Section 16 Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Five Form 4s were filed late on April 20, 2011 for each of the Officers of the Company to account for stock option grants issued pursuant to the Plug Power 1999 Stock Option and Incentive Plan and the Executive Incentive Plan as amended July 30, 2008 and as approved by the Board of Directors on February 8, 2010.   Four Form 4s were filed late on September 20, 2011 for each of the then appointed Directors of the Company to account for stock option grants issued pursuant to the 2011 Stock Option and Incentive Plan. Two Form 3s were filed late for Evgeny Miroshnichenko and Evgeny Rasskazov on October 26, 2011 once they were each established as a Section 16 Person. One Form 4 for Larry Garberding was filed late on December 9, 2011 to account for a sale shares. Five Form 4s were filed late on December 13, 2011 for each of the Officers of the Company to account for stock option grants issued pursuant to the Plug Power 2011 Stock Option and Incentive Plan and the Executive Incentive Plan as amended July 30, 2008 and as approved by the Board of Directors on February 8, 2010.

EXPENSES OF SOLICITATION

The Company will pay the entire expense of soliciting proxies for the Annual Meeting. In addition to solicitations by mail, certain directors, officers and regular employees of the Company (who will receive no compensation for their services other than their regular compensation) may solicit proxies personally, by telephone, by e-mail or by other form of electronic communication. Banks, brokerage houses, custodians, nominees and other fiduciaries have been requested to forward proxy materials to the beneficial owners of shares held of record by them and such custodians will be reimbursed for their reasonable expenses by the Company.

SUBMISSION OF STOCKHOLDER PROPOSALS FOR 2013 ANNUAL MEETING

Any stockholder proposals submitted pursuant to Exchange Act Rule 14a-8 and intended to be presented at the 2013 Annual Meeting of Stockholders must be received by the Company on or before December 6, 2012 to be eligible for inclusion in the Company’s proxy statement and form of proxy to be distributed by the Board of Directors in connection with that meeting. Any such proposal should be mailed to: Corporate Secretary, Plug Power Inc., 968 Albany Shaker Road, Albany, New York 12110. Such proposal must also comply with the requirements as to form and substance established by the SEC for such a proposal to be included in the proxy statement and form of proxy.

Any stockholder proposals (including recommendations of nominees for election to the Board of Directors) intended to be presented at the Company’s 2013 Annual Meeting of Stockholders, other than a stockholder proposal submitted pursuant to Exchange Act Rule 14a-8, must be received in writing at the principal executive office of the Company not less than 90 days nor more than 120 days prior to Thursday, May 16, 2013, which dates are February 17, 2013 and January 16, 2013, respectively. If the date of the 2013 Annual Meeting is subsequently moved more than 30 days before or more than 60 days after May 16, 2013, such proposals must be received not later than the close of business on the later of the 90th day prior to the scheduled date of the 2013 Annual Meeting or the 10th day following the day on which publish announcement of the date of the 2013 Annual Meeting is first made, as set forth in the Company’s By-laws. Stockholder proposals must include all supporting documentation required by the Company’s By-laws. Proxies solicited by the Board of Directors will confer discretionary voting authority with respect to these proposals, subject to SEC rules governing the exercise of this authority.

DELIVERY OF PROXY MATERIALS AND ANNUAL REPORT

Electronic Delivery

The notice of Annual Meeting and Proxy Statement and 2011 Annual Report is available at www.proxyvote.com.  Stockholders can elect to receive paper copies of the Annual Report and Proxy Statement in the mail by visiting at www.plugpower.com, by writing to Investor Relations at Plug Power Inc., 968 Albany Shaker Road, Latham, NY 12110 or by contacting the Company at (518) 782-7700.

Many brokerage firms and banks are also offering electronic proxy materials to their clients. If you are a beneficial owner of Plug Power stock, you may contact that broker or bank to find out whether this service is available to you. If your broker or bank uses Broadridge Investor Communications, you can sign up to receive electronic proxy materials at www.proxyvote.com.

“Householding” is the term used to describe the practice of delivering one copy of a document to a household of shareholders instead of delivering one copy of a document to each shareholder in the household. Stockholders who share a common address and who have not opted out of the householding process should receive a single copy of the Notice of Internet Availability of Proxy Materials for each account. If you received more than one copy of the Notice of Internet Availability of Proxy Materials, you may elect to household in the future; if you received a single copy of the Notice of Internet Availability of Proxy Materials, you may opt out of householding in the future, in either case, by writing to the Company at the following address, Plug Power Inc., 968 Albany Shaker Road, Albany, New York 12110, or by calling the Company at (518) 782-7700.

In any event, you may obtain a copy of this Proxy Statement by writing to the Company at the following address: Plug Power Inc., 968 Albany Shaker Road, Albany, New York 12110.

ANNUAL REPORT ON FORM 10-K

The Company’s 2011 Annual Report was furnished to stockholders with this Proxy Statement. Upon request, the Company will furnish without charge a copy of the Company’s Annual Report on Form 10-K, which has been filed with the SEC. Stockholders may receive a copy of the Form 10-K by:

(1)	Writing to Investor Relations at Plug Power Inc., 968 Albany Shaker Road, Latham, NY 12110;
(2)	Calling (518) 782-7700;
(3)	Accessing the Company’s website at www.plugpower.com; or
(4)	Accessing the SEC’s website at www.sec.gov.

APPENDIX A

PROPOSED AMENDMENT TO SECTION 3 OF THE 2011 STOCK OPTION AND INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK ISSUABLE THEREUNDER

Section 3(a) of the 2011 Plan is amended and restated in its entirety as follows:

“(a) Stock Issuable.  The maximum number of shares of Stock reserved and available for issuance under the Plan shall be equal to the sum of (i) 6,500,000, plus (ii) the number of shares of Stock underlying any grants pursuant to this Plan or the Plug Power Inc. 1999 Stock Option and Incentive Plan that are forfeited, canceled, repurchased or are terminated (other than by exercise).  Shares tendered or held back upon exercise of an Option or settlement of an Award to cover the exercise price or tax withholding shall not be available for future issuance under the Plan.  In addition, upon exercise of Stock Appreciation Rights, the gross number of shares exercised shall be deducted from the total number of shares remaining available for issuance under the Plan.  Subject to such overall limitations, shares of Stock may be issued up to such maximum number pursuant to any type or types of Award; provided, however, that Stock Options or Stock Appreciation Rights with respect to no more than 200,000 shares of Stock may be granted to any one individual grantee during any one calendar year period and no more than 6,500,000 shares of Stock shall be issued in the form of Incentive Stock Options.  The shares available for issuance under the Plan may be authorized but unissued shares of Stock or shares of Stock reacquired by the Company.”

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FOR SECURITY PURPOSES, PLEASE BRING A VALID PICTURE ID IF YOU PLAN TO ATTEND
THE MEETING

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K, Notice & Proxy Statement is/are available at www.proxyvote.com .

Annual Meeting of the Stockholders of
PLUG POWER INC.
May 16, 2012 at 10:00 AM Eastern Time

The stockholder(s) hereby appoint(s) Gerard L. Conway, Jr. and Gerald A. Anderson or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of PLUG POWER INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholder(s) to be held at 10:00 AM, Eastern Time on May 16, 2012, at the offices of Goodwin Procter LLP, The New York Times Building, 620 Eighth Avenue, New York, NY 10018 and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE NOMINEES NAMED IN ITEM 1, "FOR" THE APPROVAL OF THE AMENDMENT TO THE 2011 STOCK OPTION AND INCENTIVE PLAN IN ITEM 2, AND "FOR" THE RATIFICATION OF KPMG LLP AS INDEPENDENT AUDITORS FOR 2012 IN ITEM 3.

Address change/comments:
______________________________________________________________________________________

______________________________________________________________________________________

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(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side.

PLEASE SIGN, DATE AND PROMPTLY MAIL YOUR PROXY.